Filed Pursuant to Rule 424(b)(5)
Registration No. 333-166710

This preliminary prospectus supplement relates to an effective registration statement but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these notes and are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 15, 2011

Preliminary prospectus supplement

(To prospectus dated May 10, 2010)

Omnicare, Inc.

$100,000,000

7.75% Senior Subordinated Notes due 2020

Issue Price         %

Interest payable June 1 and December 1.

We are offering $100,000,000 aggregate principal amount of our existing 7.75% Senior Subordinated Notes due 2020, which we refer to as the “new notes.” The new notes will be issued under the indenture pursuant to which, on May 18, 2010, we issued $400 million aggregate principal amount of our 7.75% Senior Subordinated Notes due 2020 (the “initial notes”, and together with the new notes, the “notes”). The new notes will have the same terms (other than the issue date and public offering price) as the initial notes and will rank pari passu with, and vote together with, the holders of the initial notes on any matter submitted to the holders. The new notes will have the same CUSIP number and ISIN as the initial notes and will be fungible with the initial notes for trading purposes. Interest on the initial notes began accruing on May 18, 2010. The notes will mature on June 1, 2020. Upon consummation of this offering, the aggregate principal amount outstanding of our 7.75% Senior Subordinated Notes due 2020, including the new notes offered hereby, will be $500,000,000.

We may redeem some or all of the notes at any time on or after June 1, 2015 at the redemption prices set forth under “Description of notes—Optional redemption.” Prior to June 1, 2015, we may redeem the notes at a “make-whole” premium. In addition, at any time prior to June 1, 2013, we may redeem up to 35% of the notes with proceeds we receive from certain equity offerings at the prices set forth under “Description of notes—Optional redemption.” If we sell certain assets and do not reinvest the proceeds or repay indebtedness or if we experience specific kinds of changes in control, we must offer to repurchase the notes.

The notes are guaranteed on an unsecured senior subordinated basis by certain of our existing and future direct and indirect domestic subsidiaries. The notes and guarantees are general senior subordinated obligations ranking equally with our other senior subordinated debt and are subordinated to all of our and the guarantors’ senior debt, including our new senior credit facility. The notes are structurally subordinated to all indebtedness and obligations of our subsidiaries that do not guarantee the notes and effectively subordinated to our and the guarantors’ secured debt.

Investing in the notes involves risks. See “Risk factors” beginning on page S-13.

	Public offering price(1)	Underwriting discounts and commissions	Proceeds, before expenses, to the Issuer(1)

Per note	%	%	%
Total	$	$	$
(1)	Plus accrued interest from and including June 1, 2011, to, but excluding, delivery date (totaling $ on the new notes). This amount must be paid by the purchasers of the notes.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes to purchasers will be made on or about September     , 2011 in book-entry form through The Depository Trust Company for the account of its participants, including Clearstream Banking société anonyme and Euroclear Bank, S.A./N.V.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

J.P. Morgan
Barclays Capital
BofA Merrill Lynch
Goldman, Sachs & Co.
SunTrust Robinson Humphrey

September     , 2011

Prospectus supplement

Prospectus

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our notes. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter or agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter or agent is making an offer to sell our notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus supplement and the accompanying prospectus to “Omnicare,” the “Company,” “we,” “us” or “our” are to Omnicare, Inc. unless otherwise indicated or the context otherwise requires. This section contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should carefully read this entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference, including the “Risk factors” in this prospectus supplement and the accompanying prospectus, before making an investment decision.

We own the service marks and trademarks for Omnicare Geriatric Pharmaceutical Care Guidelines®, Omnicare Guidelines®, OSC2OR® and Omnicare Senior Health OutcomesTM .

Forward-looking statements

In addition to historical information, this prospectus supplement contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact.

Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and pharmaceutical industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of our businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to us; the overall financial condition of our customers and our ability to assess and react to such financial condition of our customers; the ability of vendors and business partners to continue to provide products and services to us; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; variations in the demand for our products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of our contracts with pharmaceutical benefit managers Medicare Part D plan sponsors and/or commercial health insurers or to the proportion of our business covered by specific contracts; the outcome of disputes and litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of executive separations; the impact of benefit plan termination; the differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for our stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with our Corporate Integrity Agreements.

Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Summary

Our company

Omnicare is a leading pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term healthcare institutions. Our clients include primarily skilled nursing facilities (“SNFs”), assisted living facilities (“ALFs”), retirement centers, independent living communities, hospitals, hospices, and other healthcare settings and service providers. We are also a provider of specialty pharmaceutical products and support services. We serve long-term care facilities as well as chronic care and other settings which comprised approximately 1,376,000 beds, including approximately 93,000 patients served by the patient assistance programs of our specialty pharmacy services business, as of June 30, 2011. The comparable number at June 30, 2010 was approximately 1,353,000 (including 79,000 patients served by the patient assistance programs of the specialty pharmacy services business). We provide our pharmacy services in all 50 states in the United States, the District of Columbia and in Canada as of June 30, 2011. We also provide operational software and support systems to long-term care pharmacy providers across the United States.

We provide distribution of pharmaceuticals, related pharmacy consulting and other ancillary services, data management services and medical supplies to SNFs, ALFs, retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. The Company purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical record-keeping and third-party billing for residents in these facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the drug distribution system within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, we provide a variety of other products and services, including intravenous medications and nutrition products (infusion therapy services), respiratory therapy services, medical supplies and equipment, clinical care planning and financial and operational software information systems, electronic medical records systems, pharmaceutical informatics services, pharmacy benefit management services, retail and mail-order pharmacy services, pharmaceutical care management for hospice agencies and product support and distribution services for specialty pharmaceutical manufacturers. We also provide pharmaceutical case management services for retirees, employees and dependents who have drug benefits under corporate-sponsored healthcare programs. Since 1989, we have been involved in a program to acquire providers of pharmaceutical products and related pharmacy management services and medical supplies to long-term care facilities and their residents.

Our principal executive offices are located at 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, and our telephone number is (859) 392-3300. Our corporate website address is www.omnicare.com. Information contained on our website is not part of this prospectus supplement.

Recent developments

Proposed Acquisition of PharMerica Corporation

On September 7, 2011, we commenced a tender offer to purchase all of the outstanding shares of the common stock of PharMerica Corporation (“PharMerica”) for $15.00 per share in cash. The tender offer is conditioned on, among other things, (i) there being validly tendered, and not withdrawn, at least a majority of the total number of PharMerica shares outstanding on a fully diluted basis; (ii) the board of directors of PharMerica redeeming or invalidating its “poison pill” stockholder rights plan; (iii) the board of directors of PharMerica approving the Company’s acquisition of PharMerica under Section 203 of the Delaware General Corporation Law (the “DGCL”) or the Company being satisfied that Section 203 of the DGCL is inapplicable to the acquisition; (iv) the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder; and (v) PharMerica not entering into any agreement or transaction having the effect of impairing the Company’s ability to acquire PharMerica or otherwise diminishing the expected value to the Company of the acquisition. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on October 4, 2011, unless extended.

According to PharMerica’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “PharMerica 10-K”), PharMerica is the second largest institutional pharmacy services company in the United States based on revenues. PharMerica services healthcare facilities and also provides management pharmacy services to hospitals. According to PharMerica’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (the “PharMerica 10-Q”), PharMerica operates 94 institutional pharmacies in 44 states. PharMerica’s customers are typically institutional healthcare providers, such as skilled nursing facilities, nursing centers, assisted living facilities, hospitals and other long-term alternative care settings. According to the PharMerica 10- Q, PharMerica also provides management services to 90 hospitals in the United States. The information concerning PharMerica contained in this prospectus supplement was taken entirely from the PharMerica 10-K and the PharMerica 10-Q, and neither the Company nor the underwriters take responsibility for the accuracy or completeness of such information.

This offering is not conditioned upon the completion of the proposed acquisition of PharMerica and we cannot assure you that the tender offer, or any acquisition of PharMerica, will be consummated on the proposed terms or at all. The proceeds from this offering will not be used to fund the proposed acquisition.

On September 7, 2011, we filed a lawsuit in the Court of Chancery of the State of Delaware against PharMerica and the members of the board of directors of PharMerica. In the action, we allege, among other things, that the director defendants violated their fiduciary duties by refusing to engage in negotiations with us, refusing to evaluate our offer, and refusing to remove or render inapplicable preclusive defensive measures preventing PharMerica’s stockholders from considering the proposed transaction. We are seeking, among other things, declaratory and injunctive relief (i) enjoining the director defendants from engaging in any action or inaction that has the effect of improperly impeding the tender offer in a manner inconsistent with their fiduciary duties and (ii) compelling the director defendants to render the stockholder rights plan and Section 203 of the DGCL inapplicable to the proposed transaction.

New Senior Credit Agreement

On August 24, 2011, we entered into a $750 million senior unsecured credit agreement (the “Senior Credit Agreement”) with the lenders named therein, SunTrust Bank, as Administrative Agent, JP Morgan Chase Bank, N.A. as Syndication Agent and Barclays Bank PLC, Goldman Sachs Bank USA and Bank of America, N.A., as Co-Documentation Agents. The Senior Credit Agreement consists of (a) a $300 million five-year senior unsecured revolving credit facility and (b) a $450 million five-year senior unsecured term loan facility. The Senior Credit Agreement also provides for an uncommitted incremental facility that permits the Company, subject to certain conditions, to increase the commitment under the Senior Credit Agreement by up to $300 million in the aggregate; provided that no lender is committed to participate in any such increase.

The Senior Credit Agreement replaced our prior $400 million senior secured revolving credit facility. We are using a portion of the proceeds of the term loan facility to redeem a portion of our outstanding 6.875% senior subordinated notes due 2015. The Senior Credit Agreement may also be used to provide working capital and for other general corporate purposes. See “Description of other indebtedness – Senior Credit Agreement.”

Putative Class Action Complaint

On August 24, 2011, a class action complaint entitled Ansfield v. Omnicare, Inc., et al. was filed on behalf of a putative class of all purchasers of the Company’s common stock from January 10, 2007 through August 5, 2010 against the Company and certain of its current and former officers in the United States District Court for the Eastern District of Kentucky, alleging violations of federal securities law in connection with alleged false and misleading statements with respect to the Company’s compliance with federal and state Medicare and Medicaid laws and regulations. The complaint seeks unspecified money damages. The Company believes that the claims asserted in the complaint are entirely without merit and intends to defend against them vigorously.

The offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to “Description of notes.”

Issuer	Omnicare, Inc.
Securities	$100,000,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2020.

The new notes offered hereby are an additional issuance under the existing indenture under which we issued the initial notes. The new notes will have the same terms (other than the issue date and public offering price), and will rank pari passu with the initial notes. Holders of the new notes will vote together with the holders of the initial notes on any matter submitted to the holders. The new notes will have the same CUSIP number and ISIN as the initial notes and will be fungible with the initial notes of such series for trading purposes.
Maturity	The notes will mature on June 1, 2020.

Interest Payment Dates	June 1 and December 1 of each year, beginning December 1, 2011.

Optional Redemption	At any time on or after June 1, 2015, we may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of notes—Optional redemption.” In addition, prior to June 1, 2015, we may redeem the notes at a “make-whole” premium.

At any time prior to June 1, 2013, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of notes—Optional redemption.”

Ranking	The notes are our unsecured senior subordinated obligations. Accordingly, they rank:

•	subordinated in right of payment to all of our existing and future senior indebtedness (including our obligations under our senior credit facility);

•	equal in right of payment to our existing and future senior subordinated indebtedness;

•	senior in right of payment to our existing and future subordinated indebtedness;

•	structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any of our existing or future non–guarantor subsidiaries; and

•	effectively subordinated in right of payment to our secured debt to the extent of the value of the assets securing such debt.

Guarantees	The notes are jointly and severally guaranteed on an unsecured senior subordinated basis by certain of our current and future domestic subsidiaries. Each subsidiary guarantee ranks:

•	subordinated in right of payment to the guarantor’s existing and future senior indebtedness (including the guarantors’ obligations under our senior credit facility);

•	equal in right of payment to the guarantors’ existing and future senior subordinated indebtedness;

•	senior in right of payment to the guarantors’ existing and future subordinated indebtedness;

•

structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a guarantor if that subsidiary is also not a guarantor under the notes; and

•	effectively subordinated in right of payment to the secured debt of the guarantors to the extent of the value of the assets securing such debt.

As of June 30, 2011, after giving effect to the Senior Credit Agreement and the use of the proceeds thereof, this offering and the application of proceeds as described in “Use of proceeds”:

•

our outstanding senior indebtedness would have been approximately $918.4 million, including approximately $452.5 million of our convertible senior debentures due 2035, which are guaranteed on a senior basis by Omnicare Purchasing Company, LP and capitalized lease obligations and excluding $19.5 million of outstanding letters of credit under our Senior Credit Agreement which is guaranteed on a senior basis by the guarantors; there would have been approximately $280.5 million available for borrowing under the Senior Credit Agreement (which is net of $19.5 million of outstanding letters of credit);

•	our non-guarantor subsidiaries would have had approximately $2.7 million of indebtedness outstanding, including trade payables and excluding intercompany payables; and

•	our outstanding secured debt would have been approximately $15.9 million, consisting of capitalized lease obligations.

Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and/or our subsidiaries’ ability to:

•	pay dividends or make other restricted payments;

•	incur additional debt or issue preferred stock;

•	create or permit to exist certain liens;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or other payments;

•	consolidate, merge or transfer all or substantially all of our assets;

•	enter into transactions with affiliates; and

•	sell or dispose of our assets.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of notes–Certain covenants” for a description of these covenants.

Many of these covenants will cease to apply to the notes at all times after such notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s.

Change of Control	Upon the occurrence of a “change of control,” we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Absence of Public Market for the Notes	There is currently no established public trading market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market-making activities at any time without notice.

Use of Proceeds	We intend to use the proceeds from this offering to redeem the remaining outstanding portion of our 6.875% Senior Subordinated Notes due 2015, and to use any remaining proceeds from this offering for general corporate purposes. See “Use of proceeds.”

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Risk Factors	See “Risk factors” beginning on page S-13 of this prospectus supplement, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and Part II-Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 for important information regarding us and an investment in the notes.

Summary historical consolidated financial information

The following summary consolidated financial information should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K dated July 29, 2011 which is incorporated by reference into this prospectus supplement.

We derived the income statement data for the years ended December 31, 2008, 2009, 2010 and the balance sheet data as of December 31, 2009 and 2010 from our audited financial statements, which are incorporated by reference into this prospectus supplement. We derived the income statement data for the six months ended June 30, 2010 and 2011 and the balance sheet data as of June 30, 2011 from our unaudited financial statements, which are incorporated by reference into this prospectus supplement. We derived the balance sheet data as of December 31, 2008 and June 30, 2010 from our financial statements, as adjusted for discontinued operations, which are not incorporated by reference into this prospectus supplement. In the opinion of management, the unaudited financial statements from which the information below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial results of operations as of the applicable dates and for the applicable periods in all material respects. Historical results are not necessarily indicative of the results to be expected in the future. In addition, interim results may not be indicative of results for the remainder of the year.

	Years Ended December 31,			Six Months Ended June 30,
	2008 (h)	2009 (h)	2010 (h)	2010 (h)	2011

Income Statement Data (a)(b):
Total net sales	$5,992,450	$6,001,053	$6,030,670	$2,983,796	$3,081,477
Operating income	378,813	469,751	189,154	211,064	209,775
Interest expense (c)	143,051	119,893	135,720	68,320	56,801
Income from continuing operations before income taxes	219,610	331,551	33,508	130,709	141,663
Ratio of earnings to fixed charges (d)(e)	2.1x	2.9x	1.2x	2.4x	2.8x

Balance Sheet Data (at end of period)(a):
Cash and cash equivalents (including restricted cash)	$216,557	$290,971	$496,503	$397,844	$524,013
Working capital	1,731,225	1,601,790	1,863,542	1,854,764	1,790,010

Total assets	7,450,245	7,324,104	7,363,413	7,405,348	7,126,054

Long-term debt (excluding current portion)	2,352,822	1,980,239	2,106,758	2,187,378	1,955,977
Stockholders’ equity	3,654,869	3,875,993	3,815,944	3,890,434	3,800,500

Other Financial Data (a)(b):
Net cash flows from operating activities of continuing operations	$433,589	$480,715	$368,903	$152,949	$280,875
Net cash flows used in investing activities of continuing operations	(281,221)	(142,646)	(125,506)	(13,365)	(29,661)
Net cash flows used in financing activities of continuing operations	(208,706)	(275,929)	(18,652)	(20,383)	(224,088)
Capital expenditures (f)	(57,041)	(29,231)	(23,517)	(11,489)	(18,223)

EBITDA from continuing operations (g)	489,026	579,456	310,164	264,160	262,478
Total debt to total capitalization	39.2%	35.2%	35.6%	36.0%	34.0%

(a)	We have had an active acquisition program in effect since 1989, which impacts the comparability of the Company’s results. See the “Acquisitions” note of the notes to our 2010 consolidated financial statements for additional information concerning acquisitions.
(b)	Included in the income from continuing operations amounts are the following charges.

	Years Ended December 31,						Six Months Ended June 30,
	2008(h)		2009(h)		2010(h)		2010(h)		2011

Pre-tax:
Restructuring and other related charges	$34,089	(1)	$19,814	(1)	$17,165	(1)	$6,994	(8)	$—
Settlement, litigation and other related charges	99,267	(2)	77,449	(2)	113,709	(2)	34,867	(9)	25,829	(9)
Other miscellaneous charges	6,445	(3)	5,893	(3)	42,422	(3)	4,965	(10)	4,221	(10)
Amortization of discount on convertible notes	25,934	(4)	27,977	(4)	29,536	(4)	14,804	(11)	11,862	(11)
Separation, benefit plan termination and related costs	—		—		64,760	(5)	—		—
Goodwill and other asset impairment charges	—		—		22,884	(6)	—		—
Gain on sales of rabbi trust assets	—		—		(3,606	)(7)	—		—
Debt redemption costs—interest expense	—		—		14,297	(4)	9,384	(11)	1,079	(11)
Provision for doubtful accounts	—		—		48,500	(3)	—		—

Total	$165,735		$131,133		$349,667		$71,014		$42,991

(1)	See the “Restructuring and Other Related Charges” note of the notes to our 2010 consolidated financial statements.

(2)	See the “Commitments and Contingencies” note of the notes to our 2010 consolidated financial statements.

(3)	See the “Description of Business and Summary of Significant Accounting Policies” note of the notes to our 2010 consolidated financial statements.

(4)	See the “Debt” note of the notes to our 2010 consolidated financial statements.

(5)	See the “Separation, Benefit Plan Termination and Related Costs” note of the notes to our 2010 consolidated financial statements.

(6)	See the “Goodwill and Other Intangible Assets” note of the notes to our 2010 consolidated financial statements.

(7)	See the “Employee Benefit Plans” note of the notes to our 2010 consolidated financial statements.

(8)	See the “Restructuring and Other Related Charges” note of the notes to our June 30, 2011 Form 10-Q (“Q2 10Q”).

(9)	See the “Commitments and Contingencies” note of the notes to our Q2 10Q.

(10)	See the “Significant Accounting Policies” note of the notes to our Q2 10Q.

(11)	See the “Debt” note of the notes to our Q2 10Q.

(c)	Interest expense represents gross interest expense, rather that interest expense net of investment income. Our ratio of EBITDA from continuing operations to interest expense has been computed by dividing EBITDA from continuing operations by interest expense.

(d)	Our ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt issuance expense and discount on convertible bonds) and one-third (the proportion deemed representative of the interest portion) of rent expense.

(e)	Our ratio of earnings to fixed charges and preferred stock dividends for all periods presented are the same as our ratios of earnings to fixed charges because we had no shares of preferred stock outstanding during any period presented, and currently have no shares of preferred stock outstanding.

(f)	Primarily represents the purchase of computer equipment and software, machinery and equipment, and furniture, fixtures and leasehold improvements.

(g)

“EBITDA” represents earnings before interest (net of investment income), income taxes, depreciation and amortization. Omnicare uses EBITDA primarily as an indicator of the Company’s ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose. However, EBITDA does not represent net cash flows from operating activities, as defined by United States Generally Accepted Accounting Principles (“U.S. GAAP”), and should not be considered as a substitute for operating cash flows as a measure of liquidity. The Company’s calculation of EBITDA may differ from the calculation of EBITDA by others. The following is a reconciliation of EBITDA to net cash flows from operating activities (in thousands):

	Years Ended December 31,			Six Months Ended June 30,
	2008(h)	2009(h)	2010(h)	2010(h)	2011
EBITDA from continuing operations	$489,026	$579,456	$310,164	$264,160	$262,478
Subtract: Interest expense, net of investment income	(133,269)	(110,223)	(126,110)	(65,551)	(56,250)
Income tax provision	(88,309)	(96,856)	(19,044)	(49,523)	(56,227)
Change in assets and liabilities, net of effects from acquisition and divestiture of businesses	166,141	108,338	203,893	3,863	130,874

Net cash flows from operating activities of continuing operations	433,589	480,715	368,903	152,949	280,875
Net cash flows from operating activities of discontinued operations	4,608	3,079	(288)	628	420

Net cash flows from operating activities	$438,197	$483,794	$368,615	$153,577	$281,295

(h)	Certain amounts for all periods presented have been recast to present the Company’s Contract Research Organization Services, Tidewater Group Purchasing Organization and certain home healthcare and related ancillary businesses as discontinued operations.

Risk factors

Investing in the notes involves risks. You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

Risks relating to our business

If we or our client facilities fail to comply with Medicaid and Medicare regulations, our revenue could be reduced, we could be subject to penalties and we could lose our eligibility to participate in these programs.

Our business is dependent upon revenues from the Medicare and Medicaid programs, which are highly regulated. The failure, even if inadvertent, of us and/or our client facilities to comply with applicable regulations could adversely affect our reimbursement under these programs and our ability to continue to participate in these programs, which could have a material adverse effect on our results of operations. In addition, our failure to comply with applicable Medicare and Medicaid regulations could subject us to other penalties.

A significant portion of our revenue is pursuant to agreements with payors, including Medicare Part D Plans, and with long term care facility clients, and could be reduced due to the termination of or changes to such agreements.

In 2010, approximately 45% of our revenue was derived from beneficiaries covered under the Medicare Part D program, and 21% was paid by SNFs for drugs covered under Medicare Part A. Our reimbursement under the Part D Program, as well as our reimbursement from certain private third-party payors, is determined pursuant to agreements that we negotiate with those payors or their pharmacy benefit manager (“PBM”) representatives. Likewise, our reimbursement from SNFs for drugs is determined pursuant to our agreements with them. Certain of these contracts are terminable upon prior notice by the other party. We cannot provide assurance that we will be able to replace terminated or expired contracts on terms as favorable as the existing contracts or at all. The termination or modification of these agreements could adversely affect our reimbursement from these sources, which could have a material adverse effect on our results of operations. Further, termination of our agreement with a long term care facility or similar customer generally terminates our provision of services to any of the residents of the given facility, resulting in the loss of revenue from any source for those residents. Additionally, the proportion of our Part D business serviced under specific agreements may change over time based upon beneficiary choice, reassignment of beneficiaries to different Part D Plans, Part D Plan consolidation or other factors, which could also adversely affect our revenue. The Company’s payor mix (as a % of annual sales) for the last three years ended December 31 is presented at the “Description of Business and Summary of Significant Accounting Policies” note of the Notes to Consolidated Financial Statements for the year ended December 31, 2010 which is incorporated by reference into this Prospectus Supplement.

Continuing efforts to contain healthcare costs may reduce our future revenue.

Our sales and profitability are affected by the efforts of healthcare payors to contain or reduce the cost of healthcare by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. The Federal government and many states are facing significant budget pressures that could result in increased cost containment efforts impacting healthcare providers. In particular, the Budget Control Act of 2011 may result in reductions in Medicare payments, which may have an adverse impact on our business and revenues. We cannot predict at this time the possible significance of this legislation on our long-term financial position. Any such changes which lower reimbursement levels under Medicare, Medicaid or other programs could reduce our future revenue. These changes may include modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicare, Medicaid or third party expenditures. In addition, our profitability may be adversely affected by any efforts of our suppliers to shift healthcare costs by increasing the net prices on the products we obtain from them.

Federal and state healthcare legislation has significantly impacted our business, and future legislation and regulations are likely to affect us.

We derive a significant portion of our revenues directly or indirectly from government-sponsored programs, principally the federal Medicare program and to a lesser extent state Medicaid programs. As part of ongoing operations, the Company and its customers are subject to legislative and regulatory changes impacting operations and the level of reimbursement received from the Medicare and Medicaid programs. For example, pursuant to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education and Reconciliation Act of 2010 (collectively, the “ACA”), the Centers for Medicare & Medicaid Services (“CMS”) issued a final rule requiring long-term care pharmacies to dispense branded oral solid medications (other than antibiotics) every 14 days, rather than the current practice of every 30 days, effective as of January 1, 2013. In addition, for fiscal year 2012 beginning on October 1, 2011, CMS has announced that payments to Medicare SNFs will be reduced by $3.87 billion, or 11.1 percent lower than payments for fiscal year 2011. CMS has stated that the reduced rates are intended to correct for an unintended spike in payment levels and better align Medicare payments with costs. There can be no assurance that these legislative and regulatory changes will not adversely impact our results of operations, cash flows, or financial condition as a result of a number of possible factors, including unfavorable changes in reimbursement, increased operational costs, the assessment of penalties on the Company by regulators, and the potential loss of licenses by the Company and/or its customers.

In order to rein in healthcare costs, we anticipate that federal and state governments will continue to review and assess alternate healthcare delivery systems, payment methodologies and operational requirements for healthcare providers, including long-term care facilities and pharmacies. Given the debate regarding the cost of healthcare, managed care, universal healthcare coverage, and other healthcare issues, we cannot predict with any degree of certainty the impact of the ACA, or additional healthcare initiatives, if any, on our business. Further, we receive discounts, rebates and other price concessions from pharmaceutical manufacturers pursuant to contracts for the purchase of their products. There can be no assurance that any changes in legislation or regulations, or interpretations of current law, that would eliminate or significantly reduce the discounts, rebates and other price concessions that we receive from manufacturers or that otherwise impact payment available for drugs under federal or state healthcare programs, would not have a material adverse impact on our overall consolidated results of operations, financial position or cash flows. Longer term, funding for federal and state healthcare programs must consider the aging of the population; the growth in enrollees as eligibility is potentially expanded; the escalation in drug costs owing to higher drug utilization among seniors; the impact of the Medicare Part D benefit for seniors; the introduction of new, more efficacious but also more expensive medications; and the long-term financing of the entire Medicare program. Given competing national priorities, it remains difficult to predict the outcome and impact on us of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs. Further, Medicare, Medicaid and/or private payor rates for pharmaceutical supplies and services may not continue to be based on current methodologies or remain comparable to present levels. Any future healthcare legislation or regulation impacting these rates may materially adversely affect our business.

Changes in industry pricing benchmarks could materially impact our financial performance.

Contracts and fee schedules in the prescription drug industry, including our contracts with various payors and fee schedules under state Medicaid programs, generally use certain published benchmarks to establish pricing for prescription drugs. These benchmarks include average wholesale price (“AWP”) and wholesale acquisition cost (“WAC”). Most of our contracts and fee schedules utilize the AWP standard. Recent events have raised uncertainties as to whether payors will continue to utilize AWP as it has previously been calculated or whether other pricing benchmarks will be adopted for establishing prices within the industry. Also, pursuant to the ACA, certain federal upper limit prices for generic drugs under Medicaid which had been calculated using WAC will instead be calculated using average manufacturer price (“AMP”), a benchmark which has not been publicly available. These new upper limit prices have not yet been published. Further, CMS announced that it will be conducting a national survey of pharmacies to create a national database of actual acquisition costs (“AACs”), the results of which states may use to set pharmacy payment rates.

Due to these and other uncertainties, we can give no assurance that the short- or long-term impact of changes to industry pricing benchmarks will not have a material adverse effect on our business and financial results in future periods. Our various projections, including earnings guidance for 2011, contemplate what we have estimated to be the most probable impact resulting from the short- or long-term impact of changes to industry pricing benchmarks. Actual results may be materially less favorable or materially more favorable than those estimated in formulating such projections.

If we fail to comply with licensure requirements, fraud and abuse laws or other applicable laws, we may need to curtail operations, and could be subject to significant penalties.

Our pharmacy business is subject to extensive and often changing federal, state and local regulations, and our pharmacies are required to be licensed in the states in which they are located or do business. While we continuously monitor the effects of regulatory activity on our operations and we currently have pharmacy licenses for each pharmacy we operate, the failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of our business. In addition, we are subject to federal and state laws imposing registration, repackaging and labeling requirements on certain entities that repackage drugs for distribution; state and federal laws regarding the transfer and shipment of pharmaceuticals; and “drug pedigree” provisions requiring wholesale drug distributors to document a history of the transactions in a drug lot’s chain of distribution. We are also subject to federal and state laws that prohibit some types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion from the Medicaid, Medicare and other federal healthcare programs.

Health care companies are subject to numerous investigations by various governmental agencies. Further, under the federal False Claims Act, private parties have the right to bring qui tam, or “whistleblower,” suits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Some states have adopted similar state whistleblower and false claims provisions. We have from time to time received, and may in the future receive, government inquiries from federal and state agencies relating to us regarding compliance with various health care laws. These investigations, claims or litigation could result in penalties, fines or other consequences, and there can be no assurance that the resolution of these matters, individually or in the aggregate, will not have a material adverse effect on our results of operations, financial position or cash flows.

Our pharmacies are registered with the appropriate state and federal authorities pursuant to statutes governing the regulation of controlled substances. The Drug Enforcement Administration (“DEA”) has recently increased scrutiny and enforcement of long-term care pharmacy practices under the federal Controlled Substances Act. We believe that this increased scrutiny and, in some cases, stringent interpretation of existing regulations, effectively changes longstanding practices for dispensing controlled substances in the long-term care facility setting. We have been required to modify the controlled substances dispensing procedures at certain of our pharmacies to comply with the regulations as currently interpreted by the DEA. Heightened enforcement of controlled substances regulations could increase the overall regulatory burden and costs associated with our pharmacy services. We are currently cooperating in connection with two government investigations with respect to certain of these matters. See the “Commitments and Contingencies” note of each of the Notes to Consolidated Financial Statements for the year ended December 31, 2010 and the Notes to Consolidated Financial Statement for the calendar quarters ended March 31, 2011 and June 30, 2011, which are incorporated by reference into this Prospectus Supplement. There can be no assurance that this heightened level of enforcement and such investigations or any other investigations, or any fines or other penalties resulting therefrom, will not materially adversely affect our results of operations, financial condition or cash flows.

We expend considerable resources in connection with our compliance efforts. However, we cannot assure you that we may not be subject to an enforcement action under applicable law. Moreover, the ACA expands federal health care fraud enforcement authorities. We cannot predict at this time the costs associated with compliance with such law.

Federal and state laws that protect patient health and other personal information may increase our costs and limit our ability to collect and use that information.

Our Company and the healthcare industry generally are required to comply with the Health Insurance Portability and Accountability Act of 1996, as amended, or HIPAA, which mandates, among other things, the adoption of standards to enhance the efficiency and simplify the administration of the healthcare system and to protect the privacy and security of patient information. Many states have similar laws applicable to us. In many of our operations, we are a “covered entity” under HIPAA, and therefore required to comply in our operations with these standards, to notify the government in the event of certain security breaches, and are subject to significant civil and criminal penalties for failure to do so. We also provide services to customers that are healthcare providers themselves and we are required to provide satisfactory written assurances to those customers, in the form of contractual agreements, that we will provide our services in accordance with the requirements of the HIPAA standards. Failure to comply with these contractual agreements could lead to loss of customers, contractual liability to our customers, or, direct action by the federal government, including penalties. In addition to HIPAA, we work to ensure that our operations adhere to state privacy laws and other state privacy or health information requirements not preempted by HIPAA, including those which furnish greater privacy protection for the individual than HIPAA. We believe we comply with HIPAA and similar state requirements; however, at this time we cannot estimate if future changes, if any, to the cost of compliance of the HIPAA and similar state standards will result in an adverse effect on our operations or profitability, or that of our customers.

Like many health care providers, Omnicare maintains personal information of or concerning its patients. Such information is subject to increasing regulation designed to prevent or mitigate the effects of financial and medical identity theft. There can be no assurance that the loss or improper exposure of personal data by us will not adversely impact our business or result in possible civil litigation by customers and affected individuals.

There are costs and administrative burdens associated with ongoing compliance with information privacy and security laws. Failure to comply carries with it the risk of significant penalties and sanctions. Omnicare cannot predict at this time the costs associated with compliance, or the impact of such laws and regulations on our results of operations, cash flows or financial condition.

We have substantial outstanding debt and could incur more debt in the future. Any failure to meet our debt obligations would adversely affect our business and financial condition.

At June 30, 2011, our total consolidated long-term debt accounted for approximately 34.0% of our total capitalization. In addition, we and our subsidiaries may be able to incur substantial additional debt in the future. The instruments governing our current indebtedness contain restrictions on our incurrence of additional debt. These restrictions, however, are subject to a number of qualifications and exceptions, and under certain circumstances, we could incur substantial additional indebtedness in compliance with these restrictions, including in connection with potential acquisition transactions. Additionally, these restrictions do not prevent us from incurring obligations that do not constitute debt under the governing documents.

The degree to which we are leveraged could have important consequences to you, including:

•

a substantial portion of our cash flow from operations will be required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions, dividends or general corporate or other purposes;

•	our ability to obtain additional financing in the future may be impaired;

•	we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

•	our flexibility in planning for, or reacting to, changes in its business and industry may be limited; and

•	our degree of leverage may make it more vulnerable in the event of a downturn in our business or in our industry or the economy in general.

Our ability to make payments on and to refinance our debt will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our credit facilities in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We cannot assure you that we would be able to refinance any of our debt, including any credit facilities, on commercially reasonable terms or at all.

We are subject to risks relating to our acquisition strategy, including in connection with our proposed acquisition of PharMerica.

One component of our strategy contemplates our making selected acquisitions. Acquisitions involve inherent uncertainties. These uncertainties include our ability to consummate proposed acquisitions on favorable terms or at all, the effect on acquired businesses of integration into a larger organization, and the availability of management resources to oversee the operations of these businesses.

Even though an acquired business may have experienced positive financial performance as an independent company prior to an acquisition, we cannot be sure that the business will continue to perform positively after an acquisition.

We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations, and tax contingencies. We have policies and procedures to conduct reviews of potential acquisition candidates for compliance with healthcare laws and to adapt the acquired businesses to our standards and applicable laws. We also generally seek indemnification from sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses.

We cannot be sure of the successful completion or integration of any acquisition, or that an acquisition will not have an adverse impact on our results of operations, cash flows or financial condition. We also may not realize any or all of the anticipated benefits of any acquisition.

Our proposed acquisition of PharMerica is subject to all of the risks described above. In addition, management of PharMerica has been unwilling to negotiate the terms of a transaction with us. Therefore, we have been unable to conduct a review of PharMerica’s operations or to obtain representations with respect to PharMerica’s business. Because we expect to acquire at least a majority of the total number of PharMerica’s shares outstanding on a fully diluted basis if the tender offer is successful, our investment in PharMerica will be subject to all of its liabilities other than obligations, if any, discharged upon closing of the potential transaction, including unknown or contingent liabilities that could be material. We cannot assure you as to whether or when, and on what terms, the proposed acquisition of PharMerica will take place. See “Recent Developments—Proposed Acquisition of PharMerica Corporation.”

If we fail to comply with our Corporate Integrity Agreement, we could incur penalties or suffer other adverse consequences; there are costs associated with compliance.

In 2009, we entered into an amended and restated Corporate Integrity Agreement (“CIA”), which requires, among other things, that we maintain and augment our compliance program in accordance with the terms of the agreement. Pursuant to the CIA, we are required, among other things, to (i) create procedures designed to ensure that each existing, new or renewed arrangement with any actual or potential source of health care business or referrals to us or any actual or potential recipient of health care business or referrals from us does not violate the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), or related regulations, directives and guidance, including creating and maintaining a database of such arrangements; (ii) retain an independent review organization to review our compliance with the terms of the CIA and report to the Office of Inspector General regarding that compliance; and (iii) provide training for certain of our employees as to our obligations under the CIA. The CIA continues the requirements of our prior corporate integrity agreement to create and maintain procedures designed to ensure that all therapeutic interchange programs are developed and implemented by us consistent with the CIA and federal and state laws for obtaining prior authorization from the prescriber before making a therapeutic interchange of a drug, and to maintain procedures for the accurate preparation and submission of claims for federal health care program beneficiaries, including beneficiaries in hospice programs. The requirements of the CIA have resulted in increased costs to maintain our compliance program and greater scrutiny by federal regulatory authorities. Violations of the CIA could subject us to significant monetary penalties or other adverse consequences. Consistent with the CIA, we review our contracts for compliance with applicable laws and regulations. As a result of this review, pricing under certain consultant pharmacist services contracts has been increased, and there can be no assurance that such pricing will not result in the loss of certain contracts.

We operate in a highly competitive business.

The long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. Our largest competitor nationally is PharMerica Corporation. In the geographic regions we serve, we also compete with numerous local and regional institutional pharmacies, pharmacies owned by long-term care facilities and local retail pharmacies. While we compete on the basis of quality, price, terms and overall cost-effectiveness, along with the clinical expertise, breadth of services, pharmaceutical technology and professional support we offer, competitive pressures may adversely affect our profitability and results of operations.

Risks relating to this offering

The notes and the subsidiary guarantees are subordinated to senior indebtedness.

The notes are subordinated in right of payment to all of our current and future senior indebtedness, including our obligations under the Senior Credit Agreement. The indenture governing the notes will not limit the amount of additional indebtedness, including senior indebtedness, we or our subsidiaries can create, incur, assume or guarantee, if we are in compliance with the covenants contained in the indenture. By reason of the subordination of the notes, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all of our senior indebtedness has been paid in full. In addition, upon default in payment with respect to certain of our senior indebtedness or an event of default with respect to this indebtedness permitting the acceleration thereof, we may be blocked from making payments on the notes pursuant to the indenture.

In addition, we conduct most of our operations through our subsidiaries. The notes are structurally subordinated to indebtedness of our subsidiaries. Certain of our domestic subsidiaries will guarantee, on a joint and several basis, our obligations under the notes on a senior subordinated basis. However, the guarantees are subordinated to the senior indebtedness of these subsidiaries, including the guarantors’ guarantees of the Senior Credit Agreement and Omnicare Purchasing Company, LP’s guarantee of the convertible debentures. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any of these subsidiaries, senior creditors of these subsidiaries generally will have the right to be paid in full before any distribution is made in respect of the guarantees. In addition, your claims will be effectively subordinated to the claims of creditors of any of our subsidiaries that do not guarantee the notes. Our non-guarantor subsidiaries generated approximately 2.2% of our total revenues during the twelve months ended June 30, 2011 and comprised approximately 3.3% of our total assets at June 30, 2011.

As of June 30, 2011, after giving effect to the Senior Credit Agreement and the use of proceeds thereof, this offering and the application of proceeds as described in “Use of proceeds”, our outstanding senior indebtedness would have been approximately $918.4 million, including approximately $452.5 million of our convertible senior debentures due 2035, which are guaranteed on a senior basis by Omnicare Purchasing Company, LP and capitalized lease obligations and excluding $19.5 million of outstanding letters of credit. Approximately $280.5 million (net of $19.5 million of outstanding letters of credit) would have been available for borrowing under the Senior Credit Agreement which is guaranteed on a senior basis by the guarantors. See “Summary—Recent Developments.”

Your ability to enforce the guarantees of the notes may be limited.

Although the notes are our obligations, they are unconditionally guaranteed on an unsecured senior subordinated basis by certain of our domestic subsidiaries. The performance by each subsidiary guarantor of its obligations with respect to its guarantee may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of unpaid creditors of such subsidiary guarantor. Under these statutes, if a court were to find under relevant federal or state fraudulent conveyance statutes that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for incurring its guarantee of the notes, and that, at the time of such incurrence, the subsidiary guarantor: (i) was insolvent; (ii) was rendered insolvent by reason of such incurrence or grant; (iii) was engaged in a business or transaction for which the assets remaining with such subsidiary guarantor constituted unreasonably small capital; or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court, subject to applicable statutes of limitation, could void the subsidiary guarantor’s obligations under its guarantee, recover payments made under the guarantee, subordinate the guarantee to other indebtedness of the subsidiary guarantor or take other action detrimental to the holders of the notes.

The measure of insolvency for these purposes will depend upon the governing law of the relevant jurisdiction. Generally, however, a company will be considered insolvent for these purposes if the sum of that company’s debts is greater than the fair value of all of that company’s property or if the present fair salable value of that company’s assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or if a company is not able to pay its debts as they become due. Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including the guarantees, if it determined that such transaction was made with the intent to hinder, delay or defraud creditors. In addition, a court could subordinate the indebtedness, including the guarantees, to the claims of all existing and future creditors on similar grounds. The guarantees also could be subject to the claim that, since the guarantees were incurred for our benefit and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors under the guarantees were incurred for less than reasonably equivalent value or fair consideration.

There can be no assurance as to what standard a court would apply in order to determine whether a subsidiary guarantor was “insolvent” upon the sale of the notes or that, regardless of the method of valuation, a court would not determine that the subsidiary guarantor was insolvent upon consummation of the sale of the notes. If the court concludes that a guarantee is voided or limited on fraudulent conveyance grounds, other senior creditors of ours may have priority over the holders of the notes in respect of the assets of the relevant guarantor.

The notes are structurally subordinated to all obligations of our non-guarantor subsidiaries and effectively subordinated to our secured obligations.

We are a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries.

The claims of creditors of our non-guarantor subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of our creditors, including the holders of notes. At June 30, 2011, after giving effect to the issuance of notes in this offering and the use of proceeds therefrom, the aggregate amount of debt of our non-guarantor subsidiaries, including trade payables and excluding intercompany payables, would have been approximately $2.7 million.

In addition, the notes are our general unsecured obligations. Therefore, the notes are effectively subordinated to our and the guarantors’ secured debt to the extent of the value of the collateral. As of June 30, 2011 after giving effect to the Senior Credit Agreement and the use of proceeds thereof, this offering and the use of proceeds therefrom, we and the guarantors’ would have had approximately $15.9 million of secured debt consisting of capitalized lease obligations.

We are permitted to create unrestricted subsidiaries, which generally will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will generally not be subject to the covenants under the indenture. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes. See “Description of notes—Brief description of the notes and the guarantees” for further information.

Our ability to repurchase the notes upon a change of control or in connection with an asset sale repurchase may be limited.

In the event of certain changes of control involving us, you will have the right, at your option, to require us to purchase all or a portion of the notes you hold at a purchase price equal to 101% of the aggregate principal amount of your notes, plus accrued interest thereon to the repurchase date. In addition, under certain circumstances we may be required by the terms of the indenture to make an offer to repurchase notes with proceeds from asset sales. Our ability to repurchase the notes upon a change of control or in connection with any asset sale repurchase may be limited by the terms of our senior indebtedness and the subordination provisions of the indenture relating to the notes. Further, our ability to repurchase the notes upon a change of control or in connection with an asset sale repurchase will be dependent on the availability of sufficient funds and our ability to comply with applicable securities laws. Accordingly, there can be no assurance that we will be in a position to repurchase the notes upon a change of control or in connection with an asset sale repurchase. The term “change of control” under the indenture is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or result in a downgrade of the credit rating (if any) of the notes, nor would the requirement that we offer to repurchase the notes upon a change of control necessarily afford holders of the notes protection in the event of a highly leveraged reorganization. See “Description of notes—Repurchase at the option of holders—Change of control.”

There is currently no public market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of your notes.

There is no existing market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that following the completion of the offering, certain of the underwriters currently intend to make a market in the notes. However, they are not obligated to do so and any market-making activities with respect to the notes may be discontinued by them at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under such instruments. Our ability to comply with these covenants and other provisions may be affected by events beyond our control, and we cannot assure you that we will be able to comply with these covenants and other provisions. Upon the occurrence of an event of default under any debt instrument, the lenders or holders of such debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders or holders of such debt instruments could proceed against collateral granted to them, if any, to secure the indebtedness. If our current or future lenders or holders of such debt instruments accelerate the payment of the indebtedness owed to them, we cannot assure you that our assets would be sufficient to repay in full our outstanding indebtedness.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $         million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the proceeds from this offering to redeem the remaining outstanding portion of our 6.875% Senior Subordinated Notes due 2015, and to use any remaining proceeds from this offering for general corporate purposes. Certain underwriters or their affiliates may hold positions in the 6.875% Senior Subordinated Notes due 2015, which will be redeemed with the proceeds of this offering. As of June 30, 2011, $525 million in aggregate principal amount of the 6.875% Senior Subordinated Notes due 2015 was outstanding. Subsequent to June 30, 2011, we redeemed $250 million aggregate principal amount of our 6.875% senior subordinated notes due 2015 and called an additional $175 million aggregate principal amount of such notes for redemption.

Capitalization

The following table shows our capitalization as of June 30, 2011 on an actual basis and as adjusted to reflect the offering of the notes in this offering and the use of proceeds therefrom as described under “Use of proceeds.” The following should be read in connection with our consolidated financial statements and notes, which are incorporated by reference in this prospectus supplement.

	As of June 30, 2011
	Actual	As Adjusted
	($ in thousands, except per share data)

Cash and cash equivalents (including restricted cash)	$524,013	$515,992

Debt
$400 million senior secured revolving credit facility, due 2015 (1) (2)	—	—
New $300 million senior unsecured revolving credit facility, due 2016 (1) (2)	—	—
New $450 million senior unsecured term loan facility, due 2016 (2)	—	450,000
6.125% senior subordinated notes, due 2013	75,000	75,000
6.875% senior subordinated notes, due 2015 (2)(3)	525,000	—
7.75% senior subordinated notes, due 2020	400,000	400,000
7.75% senior subordinated notes, due 2020, offered hereby	—	100,000
3.75% convertible senior subordinated notes, due 2025	575,000	575,000
4.00% junior subordinated convertible debentures, due 2033	345,000	345,000
3.25% convertible senior debentures, due 2035	452,500	452,500
Capitalized lease and other debt obligations	15,919	15,919

Subtotal	2,388,419	2,413,419
Add interest rate swap agreement	6,075	6,075
(Subtract) unamortized debt discount	(435,014)	(435,014)

Total Debt	1,959,480	1,984,480

Stockholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $1 par value, 200,000,000 shares authorized,
131,250,100 shares issued and outstanding as of June 30, 2011	131,250	131,250
Paid-in capital	2,467,706	2,467,706
Retained earnings (4)	1,599,271	1,582,833
Treasury stock, at cost-15,441,600 shares as of June 30, 2011	(407,818)	(407,818)
Accumulated other comprehensive income	10,091	10,091

Total stockholders’ equity	3,800,500	3,784,062

Total capitalization	$5,759,980	$5,768,542

(1)	Excludes approximately $19.5 million of outstanding letters of credit.

(2)	On August 24, 2011, we entered into the Senior Credit Agreement, which replaced our senior secured credit facility, and incurred $450 million of indebtedness thereunder, which is being used to redeem a portion of our 6.875% senior subordinated notes due 2015.

(3)	Subsequent to June 30, 2011, we redeemed $250 million aggregate principal amount of our 6.875% senior subordinated notes due 2015 and we called an additional $175 million aggregate principal amount of such notes for redemption.

(4)	Includes the write-off of deferred debt issuance costs, early redemption premium and estimated transaction costs on the redemption of the 6.875% senior subordinated notes due 2015, as well as the write-off of deferred debt issuance costs on the senior secured revolving credit facility.

Business

Background

Omnicare is a leading pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term healthcare institutions. Our clients include primarily skilled nursing facilities (“SNFs”), assisted living facilities (“ALFs”), retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. We are also a provider of specialty pharmaceutical products and support services. We provide our pharmacy services to long-term care facilities as well as chronic care and other settings which comprised approximately 1,376,000 beds, including approximately 93,000 patients served by the patient assistance programs of our specialty pharmacy services business, as of June 30, 2011. The comparable number at June 30, 2010 was approximately 1,353,000 (including 79,000 patients served by the patient assistance programs of the specialty pharmacy services business). We provide our pharmacy services in all 50 states in the United States, the District of Columbia and in Canada as of June 30, 2011. We also provide operational software and support systems to long-term care pharmacy providers across the United States.

We provide distribution of pharmaceuticals, related pharmacy consulting and other ancillary services, data management services and medical supplies to SNFs, ALFs, retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. The Company purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical record-keeping and third-party billing for residents in these facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the drug distribution system within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, we provide a variety of other products and services, including intravenous medications and nutrition products (infusion therapy services), respiratory therapy services, medical supplies and equipment, clinical care planning and financial and operational software information systems, electronic medical records systems, pharmaceutical informatics services, pharmacy benefit management services, retail and mail-order pharmacy services, pharmaceutical care management for hospice agencies and product support and distribution services for specialty pharmaceutical manufacturers. We also provide pharmaceutical case management services for retirees, employees and dependents who have drug benefits under corporate-sponsored healthcare programs. Since 1989, we have been involved in a program to acquire providers of pharmaceutical products and related pharmacy management services and medical supplies to long-term care facilities and their residents.

In March 2011, we committed to a plan to divest our contract research services organization (“CRO Services”). The sale of CRO Services was completed in April 2011. Also in April 2011, we divested of our Tidewater group purchasing organization. Following the discontinuance of CRO Services, we now operate in one segment, the pharmacy services segment.

Our Business

We purchase, repackage and dispense prescription and non-prescription medication in accordance with physician orders and deliver such prescriptions to long-term care facilities for administration to individual residents by the facilities’ nursing staff. We service long-term care facilities typically within a radius of approximately 150 miles of our pharmacy locations and maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing and delivery, and for consultation with the facility’s staff or attending physician.

Upon receipt of a prescription, the relevant resident information is entered into our computerized dispensing and billing systems. At that time, the dispensing system checks the prescription for any potentially adverse drug interactions, duplicative therapy or resident sensitivity. When required and/or specifically requested by the physician or patient, branded drugs are dispensed, and generic drugs are substituted in accordance with applicable state and federal laws as requested by the physician or resident. Subject to physician approval and oversight, and in accordance with our pharmaceutical care guidelines, we also provide for patient-specific therapeutic interchange of more efficacious and/or safer drugs for those presently being prescribed. See “The Omnicare Geriatric Pharmaceutical Care Guidelines®“ below for further discussion.

We utilize a unit-of-use drug distribution system. This means that our prescriptions are packaged for dispensing in individual doses. This differs from prescriptions filled by retail pharmacies, which typically are dispensed in vials or other bulk packaging requiring measurement of each dose by or for the patient. Our delivery system is intended to improve control over pharmaceutical distribution and patient compliance with drug therapy by increasing the accuracy and timeliness of drug administration.

In conjunction with our drug distribution system, our computerized record keeping/documentation system is designed to result in greater efficiency in nursing time, improved control and reduced waste in client facilities, and lower error rates in both dispensing and administration. We also furnish intravenous administration of medication and nutrition therapy and respiratory therapy services, medical supplies and equipment and clinical care planning and software support systems. We believe we distinguish ourselves from many of our competitors by also providing proprietary clinical programs. For example, we have developed a ranking of drugs based on their relative clinical effectiveness for the elderly and by cost to the payor. We use these rankings, which we call the Omnicare Geriatric Pharmaceutical Care Guidelines®, or Omnicare Guidelines ®, to more effectively manage patient care and costs. In addition, we provide health and outcomes management programs for the large base of elderly residents of the long-term facilities we serve.

Consultant pharmacist services

Federal and state regulations mandate that long-term care facilities, in addition to providing a source of pharmaceuticals, retain consultant pharmacist services to monitor and report on prescription drug therapy in order to maintain and improve the quality of resident care. The Omnibus Budget Reconciliation Act of 1987 implemented in 1990 sought to further upgrade and standardize care by setting forth more stringent standards relating to planning, monitoring and reporting on the progress of prescription drug therapy, as well as overall drug usage. In addition, the Centers for Medicare & Medicaid Services (“CMS”) issued revised guidelines to surveyors of long-term care facilities which, effective December 18, 2006, expanded the scope and detail in which surveyors are assessing pharmacy services at facilities, including consultant pharmacy services (discussed later herein). We provide consultant pharmacist services, which help clients comply with the federal and state regulations applicable to nursing homes. The services offered by our consultant pharmacists include:

•

monthly medication regimen reviews for each resident in the facility to assess the appropriateness and effectiveness of drug therapies, including a review of the resident’s current medication usage, monitoring drug reactions to other drugs or food, monitoring lab results and recommending alternate therapies, dosing adjustments or discontinuing unnecessary drugs;

•	monitoring and monthly reporting on the appropriateness of drug usage;

•	participation on the pharmacy and therapeutics, quality assurance and other committees of client facilities, as well as periodic involvement in staff meetings;

•	development and maintenance of pharmaceutical policy and procedures manuals; and

•	assistance to the nursing facility in complying with state and federal regulations as they pertain to drug use.

We have also developed a proprietary software system for use by our consultant pharmacists. The system, called OSC2OR® (Omnicare System of Clinical and Cost Outcomes Retrieval), enables our pharmacists not only to perform their functions more efficiently, but also provides the platform for consistent data retrieval for health and outcomes management.

Additionally, we offer specialized consulting services, which help long-term care facilities enhance care and reduce and contain costs, as well as to comply with state and federal regulations. Under these consulting services, we offer:

•	data required for OBRA and other regulatory purposes, including reports on usage of chemical restraints known as psychotropic drugs, antibiotic usage (infection control) and other drug usage;

•

contribution to plan of care programs, which assess each patient’s state of health upon admission and monitor progress and outcomes using data on drug usage as well as dietary, physical therapy and social service inputs;

•	counseling related to appropriate drug usage and implementation of drug protocols;

•

on-site educational seminars for the nursing facility staff on topics such as drug information relating to clinical indications, adverse drug reactions, drug protocols and special geriatric considerations in drug therapy, and information and training on intravenous drug therapy and updates on OBRA and other regulatory compliance issues; and

•	nurse consultant services and consulting for dietary and medical records.

The Omnicare Geriatric Pharmaceutical Care Guidelines®

In June 1994, to enhance the pharmaceutical care management services that we offer, we introduced to our client facilities and their attending physicians the Omnicare Geriatric Pharmaceutical Care Guidelines® (“Omnicare Guidelines®“). We believe the Omnicare Guidelines® is the first drug formulary ranking drugs by disease state according to their clinical effectiveness independent of their cost, specifically designed for the elderly residing in long-term care institutions and the community. The Omnicare Guidelines® ranks drugs used for specific diseases as preferred, acceptable or unacceptable based solely on their disease-specific clinical effectiveness in treating the elderly. The Omnicare Guidelines ® takes into account such factors as pharmacology, safety and toxicity, efficacy, drug administration, quality of life and other considerations specific to the frail elderly population residing in facilities and for those living independently. The clinical evaluations and rankings are developed exclusively for us by the University of the Sciences in Philadelphia (formerly the Philadelphia College of Pharmacy), an academic institution recognized for its expertise in geriatric long-term care. The Omnicare Guidelines® is extensively reviewed and updated at least annually by the University of Sciences in Philadelphia, taking into account, among other factors, the latest advances as documented in the medical literature. In addition, the Omnicare Guidelines® provides relative cost information comparing the prices of the drugs to patients, their insurers or other payors of the pharmacy bill.

As the Omnicare Guidelines® focuses on health benefits, rather than solely on cost, we believe that use of the Omnicare Guidelines® assists physicians in making the best clinical choices of drug therapy for the patient in a manner that is cost efficient for the payor of the pharmacy bill. Accordingly, we believe that the development of and compliance with the Omnicare Guidelines® is important in lowering costs for SNFs operating under the federal Medicare program’s prospective payment system (“PPS”) for Medicare Part A patients, Prescription Drug Plans under Medicare Part D and state Medicaid programs, managed care and other payors, including residents or their families.

Health and outcomes management

We have expanded upon the data in the Omnicare Guidelines® to develop health and outcomes management programs targeted at major categories of disease commonly found in the elderly, such as congestive heart failure, stroke prevention, Alzheimer’s disease, fracture prevention and pain management. These programs seek to identify patients who may be candidates for more clinically efficacious drug therapy and to work with physicians to optimize pharmaceutical care for these geriatric patients. We believe these programs can enhance the quality of care of elderly patients while reducing costs to the healthcare system, which arise from the adverse outcomes of sub-optimal or inappropriate drug therapy.

Outcomes-based algorithm technology

Combining data provided by our proprietary systems, the Omnicare Guidelines® and health management programs, our pharmacists seek to determine the best clinical and most cost-effective drug therapies and make recommendations for the most appropriate pharmaceutical treatment. Since late 1997, we have augmented their efforts with the development of proprietary, computerized, database-driven technology that electronically screens and identifies patients at risk for particular diseases and assists in determining treatment protocols. This system combines pharmaceutical, clinical and care planning data and screens the data utilizing algorithms derived from medical best practice standards, allowing our pharmacists to make recommendations to improve the effectiveness of drug therapy in seniors, including identifying potentially underdiagnosed and undertreated conditions. We offer similar evidenced-based predictive modeling technology to assist hospice agencies in the management of pharmaceutical care for their patients.

Pharmaceutical case management

Combining our clinical resources, including the Omnicare Guidelines® health and outcomes management programs and our comprehensive database of medical and pharmacy data, we are providing pharmaceutical case management services to community dwelling retirees, employees and dependents who receive drug benefits under employer-sponsored healthcare programs. Because seniors living independently are often under the care of multiple practitioners with no coordination of prescribing, this population is highly susceptible to drug-related problems. Omnicare Senior Health Outcomes addresses this need through programs designed to reduce unnecessary and inappropriate drug use, to add necessary drug therapy according to current practice standards for certain at-risk groups and to make therapeutic interventions in accordance with the Omnicare Guidelines ® and health management programs. These services are provided on behalf of large corporate employers sponsoring healthcare benefits, including prescription drug benefits, that seek to protect the safety and quality of healthcare for their retirees, employees and dependents while containing or reducing their costs.

Ancillary services

We provide the following ancillary products and services:

Infusion therapy products and services.    With cost containment pressures in healthcare, SNFs and nursing facilities (“NFs”) are increasingly called upon to treat patients requiring a high degree of medical care and who would otherwise be treated in the more costly hospital environment. We provide intravenous (or infusion therapy) products and services for these client facilities as well as hospice and home care patients. Infusion therapy consists of the product (a nutrient, antibiotic, chemotherapy or other drugs in solution) and the intravenous administration of the product.

We prepare the product to be administered using proper equipment in an aseptic environment and then deliver the product to the nursing home for administration by the nursing staff. Proper administration of intravenous (“IV”) drug therapy requires a highly trained nursing staff. Upon request, our consultant pharmacists and nurse consultants provide an education and certification program on IV therapy to assure proper staff training and compliance with regulatory requirements in client facilities offering an IV therapy program.

By providing an infusion therapy program, we enable our client SNFs and NFs to admit and retain patients who otherwise would need to be cared for in a hospital or another type of acute-care facility. The most common infusion therapies we provide are total parenteral nutrition, which provides nutrients intravenously to patients with chronic digestive or gastro-intestinal problems, antibiotic therapy, chemotherapy, pain management and hydration.

Wholesale medical supplies/Medicare Part B billing. We distribute disposable medical supplies, including urological, ostomy, nutritional support and wound care products and other disposables needed in the nursing home environment. In addition, we bill Medicare directly for certain of these product lines for patients eligible under the Medicare Part B program. As part of this service, we determine patient eligibility, obtain certifications, order products and maintain inventory at the nursing facility. We also contract to act as billing agent for certain nursing homes that supply these products directly to the patient.

Other services.    We provide clinical care plan, financial software and electronic medical records systems for long-term care facilities, as well as operational software systems for long-term care pharmacies. We provide comprehensive pharmaceutical care services for hospice patients. We also offer respiratory therapy products, durable medical equipment along with pharmacy benefit management, retail and mail-order pharmacy services, and distribution and product support services for specialty pharmaceuticals. We also have a pharmaceutical informatics service to capitalize on our unique geriatric pharmaceutical database, by providing a unique offering of our broad-based long-term care data to augment the pharmaceutical industry’s ability to monitor performance in the long-term care channel. We continue to review the expansion of these as well as other products and services that may further enhance our ability or that of our clients to provide quality healthcare services for their patients in a cost-effective manner.

Description of other indebtedness

Senior credit agreement

On August 24, 2011, we entered into the Senior Credit Agreement. The Senior Credit Agreement consists of (a) a $300 million, five-year senior unsecured revolving credit facility and (b) a $450 million, five-year senior unsecured term loan facility. The Senior Credit Agreement also provides for an uncommitted incremental facility that permits us, subject to certain conditions, to increase the commitments under the Senior Credit Agreement by up to $300 million in the aggregate; provided that no lender is obligated to participate in any such increase.

We are using the proceeds of the term loan facility to redeem a portion of our outstanding 6.875% senior subordinated notes due 2015. The Senior Credit Agreement may also be used to provide working capital and for other general corporate purposes.

Our obligations under the Senior Credit Agreement are unsecured. The Senior Credit Agreement is guaranteed by our subsidiaries, subject to certain exceptions. The Senior Credit Agreement will mature on August 24, 2016. The interest rate applicable to the Senior Credit Agreement is, at our option, a floating base rate plus an applicable margin or the London interbank offered rate (LIBOR) plus an applicable margin. Initially, the applicable margins will be set at 1.50% with respect to the floating base rate loans and 2.50% with respect to the LIBOR loans. The applicable margins for the Senior Credit Agreement may increase or decrease based on our consolidated total leverage ratio as specified in the Senior Credit Agreement.

The Senior Credit Agreement contains covenants including compliance with various financial ratios and tests, and covenants that restrict, among other things, our ability to incur debt; incur liens; merge or consolidate with other companies; sell assets; make certain investments; pay dividends or distributions to stockholders; and enter into transactions with affiliates. Events of default include failure to pay principal or interest when due; breach of any representation or warranty; covenant defaults; impairment of loan documentation or any guarantees; and cross-defaults to certain other indebtedness.

Upon entering into the Senior Credit Agreement, we incurred $450 million in term loan indebtedness, which is being used to redeem a portion of our 6.875% senior subordinated notes due 2015.

7.75% Senior subordinated notes

On May 18, 2010, we issued $400 million aggregate principal amount of 7.75% senior subordinated notes due 2020. The new notes offered hereby are an additional issuance under the existing indenture under which we issued the 7.75% notes. The new notes will have the same terms (other than the issue date and public offering price), and will rank pari passu with the initial notes. Holders of the new notes will vote together with the holders of the initial notes on any matter submitted to the holders. The new notes will have the same CUSIP number and ISIN as the initial notes and will be fungible with the initial notes of such series for trading purposes.

6.125% Senior subordinated notes

At June 30, 2011, we had outstanding $75 million aggregate principal amount of 6.125% senior subordinated notes due 2013. The 6.125% notes are guaranteed by those of our domestic subsidiaries who will guarantee the notes offered hereby.

The 6.125% senior subordinated notes are currently redeemable at our option at a redemption price equal to 100% of the principal amount thereof. If we undergo a change of control (as defined in the indenture governing the 6.125% notes), we will be required to offer to repurchase the 6.125% notes at a price equal to 101% of the principal amount thereof. If we sell certain of our assets, we may be required to use the net cash proceeds to offer to repurchase the 6.125% notes at 100% of the principal amount thereof.

The indenture governing the 6.125% senior subordinated notes contains certain covenants which limit our ability, among other things, to incur debt; make certain payments, including dividends or distributions; incur liens; make certain investments; engage in certain transactions with affiliates; merge or consolidate with other companies; and sell assets.

6.875% Senior subordinated notes

At June 30, 2011, we had outstanding $525 million aggregate principal amount of 6.875% senior subordinated notes due 2015. Subsequent to June 30, 2011, we redeemed $250 million aggregate principal amount of our 6.875% senior subordinated notes due 2015 and called an additional $175 million aggregate principal amount of such notes for redemption. The 6.875% notes are guaranteed by those of our domestic subsidiaries who will guarantee the notes offered hereby.

The 6.875% senior subordinated notes are currently redeemable at a redemption price equal to 103.438% of the principal amount thereof. The redemption price declines ratably to 100% on December 15, 2013.

The indenture governing the 6.875% senior subordinated notes contains certain covenants which limit our ability, among other things, to incur debt; make certain payments, including dividends or distributions; incur liens; make certain investments; engage in certain transactions with affiliates; merge or consolidate with other companies; and sell assets.

We intend to use the proceeds of this offering to redeem the remaining outstanding portion of the 6.875% senior subordinated notes.

3.25% Convertible senior debentures

At June 30, 2011, we had outstanding $452.5 million aggregate principal amount of 3.25% convertible senior debentures due 2035. The 3.25% convertible senior debentures due 2035 are guaranteed on a senior basis by Omnicare Purchasing Company, LP.

At any time on or after December 15, 2015, we may redeem all or a part of the 3.25% debentures for cash at a redemption price equal to 100% of the principal amount thereof. The 3.25% debentures are convertible into cash and shares of our common stock, initially based on a conversation rate of 12.5423 shares per $1,000 principal amount thereof (which is equivalent to an initial conversion price of approximately $79.73 per share), subject to adjustment. In the event of certain types of fundamental changes that occur on or prior to December 15, 2015, we will increase the conversion rate or, in lieu thereof, we may elect to adjust the conversion obligation and conversation rate so that the 3.25% debentures are convertible into shares of the acquiring or surviving company.

The 3.25% debentures bear interest at a rate of 3.25% per year, subject to an upward adjustment on and after December 15, 2015 in certain circumstances, up to a rate not to exceed 1.99 times the original 3.25% interest rate per year. We will also pay contingent interest in cash on the 3.25% debentures, beginning with the six-month interest period commencing December 15, 2015, during any six-month period in which the trading price of the 3.25% debentures measured over a specified number of trading days equals or exceeds 120% of the principal amount of the 3.25% debentures.

3.75% Convertible senior subordinated notes

At June 30, 2011, we had outstanding $575 million aggregate principal amount of 3.75% convertible senior notes due 2025. The 3.75% notes are guaranteed by those of our domestic subsidiaries who will guarantee the notes offered hereby.

After December 15, 2018, we may redeem all or a part of the convertible notes for cash at a redemption price equal to 100% of the principal amount of the convertible notes being redeemed, plus accrued and unpaid interest (including contingent interest, if any) to, but not including, the redemption date if the closing sale price of our common stock was more than 120% of the then current conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on, and including, the trading day prior to the mailing of the notice of redemption.

The indenture governing the 3.75% convertible senior subordinated notes contains certain covenants which limit our ability, among other things, to incur debt; make certain payments, including dividends or distributions; incur liens; make certain investments; engage in certain transactions with affiliates; merge or consolidate with other companies; and sell assets.

Trust preferred income equity redeemable securities

In June, 2003 Omnicare Capital Trust I (“Trust I”) completed the issuance of $345 million aggregate liquidation amount of Trust Preferred Income Equity Redeemable Securities (the “Old Trust PIERS”). In connection with the issuance of the Old Trust PIERS we issued a corresponding amount of 4.00% Junior Subordinated Convertible Debentures due 2033 to Trust I (the “Old Convertible Subordinated Debentures”).

Each Old Trust PIERS has a stated liquidation amount and issue price of $50, representing an undivided beneficial interest in the assets of Trust I, which assets consist solely of the Old Convertible Subordinated Debentures. The Old Trust PIERS have a distribution rate of 4.00% per annum of their stated liquidation amount. During any quarterly period Trust I will also pay contingent distributions on the Old Trust PIERS if the trading price of the Old Trust PIERS reaches certain specified levels. Distributions on the Old Trust PIERS will be made only to the extent that we make corresponding interest payments on the Old Convertible Subordinated Debentures. Upon certain circumstances, holders of the Old Trust PIERS may convert their Old Trust PIERS into shares of our common stock.

On March 8, 2005, we completed the exchange of approximately $333.8 million aggregate liquidation amount of the Old Trust PIERS (representing 96.7% of the total liquidation amount of the Old Trust PIERS outstanding) for an equal amount of the Series B Trust Preferred Income Equity Redeemable Securities (the “New Trust PIERS”). Each New Trust PIERS represents an undivided beneficial interest in the assets of Omnicare Capital Trust II (the “New Trust”), which assets consist solely of a corresponding amount of Series B 4.00% Junior Subordinated Convertible Debentures (the “New Convertible Subordinated Debentures”) issued by us. We have fully and unconditionally guaranteed the Old Trust PIERS and the New Trust PIERS.

The terms of the New Trust PIERS are substantially identical to the terms of the Old Trust PIERS, except that the New Trust PIERS are convertible into cash and, if applicable, shares of our common stock.

Description of notes

You can find the definitions of certain terms used in this description under the subheading “Certain definitions.” In this description, the word “Omnicare” refers only to Omnicare, Inc. and not to any of its subsidiaries.

Omnicare issued $400 million in aggregate principal amount of 7.75% Senior Subordinated Notes due 2020 (the “initial notes”) under the indenture dated as of June 13, 2003 and a supplemental indenture, dated the Issue Date, among itself, the Guarantors and U.S. Bank National Association, as trustee (together, the “indenture”). In this offering, Omnicare will issue an additional $100,000,000 in aggregate principal amount of its 7.75% Senior Subordinated Notes due 2020 (the “new notes” and together with the initial notes, the “notes”). The initial notes and the new notes will be treated as a single class, in each case, for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. The new notes will have the same CUSIP number and ISIN as the initial notes and will be fungible with the initial notes for trading purposes. Interest on the notes began accruing on May 18, 2010. The notes will mature on June 1, 2020. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. Upon consummation of this offering, the aggregate principal amount outstanding of our 7.75% Senior Subordinated Notes due 2020, including the new notes offered hereby, will be $500,000,000.

The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “—Concerning the trustee.” Certain defined terms used in this description but not defined below under “—Certain definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief description of the notes and the guarantees

The notes

The notes:

•	are general unsecured obligations of Omnicare;

•	are subordinated in right of payment to all existing and future Senior Debt of Omnicare;

•	are pari passu in right of payment with our 6.875% Notes, our 6.125% Notes and our 3.75% Convertible Senior Subordinated Notes due 2025;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of Omnicare;

•	are unconditionally guaranteed by the Guarantors; and

•	are senior to our 4.00% Convertible Subordinated Debentures due 2033.

The guarantees

On the Issue Date, the notes will be guaranteed by each of Omnicare’s Domestic Subsidiaries except the Excluded Subsidiaries.

Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor;

•

is subordinated in right of payment to all existing and future Senior Debt of that Guarantor (including, in the case of Purchasing, its guarantee of our 3.25% Convertible Senior Debentures due 2035); and

•	is pari passu in right of payment with all existing and future senior subordinated Indebtedness of that Guarantor.

The notes are unsecured obligations of Omnicare and as such are effectively subordinated to the secured debt of Omnicare to the extent of the value of the assets securing such debt. As of June 30, 2011, after giving effect to the Senior Credit Agreement and the use of the proceeds thereof and this offering and the use of the proceeds hereof, Omnicare would have had approximately $15.9 million of secured debt, consisting of capitalized lease obligations.

As of June 30, 2011, after giving effect to the Senior Credit Agreement and the use of the proceeds thereof and this offering and the use of the proceeds hereof, Omnicare and the Guarantors would have had total Senior Debt of approximately $918.4 million on a consolidated basis, including our 3.25% Convertible Senior Debentures due 2035 and capitalized lease obligations and excluding $19.5 million of outstanding letters of credit under the Senior Credit Agreement. The Senior Credit Agreement is guaranteed on a senior basis by the Guarantors. The 3.25% Convertible Senior Debentures due 2035 are Senior Debt of Omnicare and Purchasing, but are not guaranteed by, and are not guarantee obligations of, the other Guarantors. Approximately $280.5 million would have been available to Omnicare for borrowing under the Senior Credit Agreement, which is net of $19.5 million of outstanding letters of credit. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under these guarantees are subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt.

As of the Issue Date, all our Subsidiaries will be Restricted Subsidiaries, except for certain Subsidiaries which will be designated as Unrestricted Subsidiaries. These Unrestricted Subsidiaries held approximately 0.17% of our total consolidated assets as of June 30, 2011 and accounted for approximately 0.02% of our total consolidated revenues for the three months ended June 30, 2011. In addition, under the circumstances described below under the subheading “—Certain covenants—Designation of restricted and unrestricted subsidiaries,” we will be able to designate other subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, maturity and interest

Omnicare may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.” The notes and any additional notes of the same series subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Omnicare will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on June 1, 2020.

Interest on the notes will accrue at the rate of 7.75% per annum. Interest on the notes will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2011. Omnicare will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the notes

If a Holder has given wire transfer instructions to Omnicare and the trustee, all principal, interest and premium on that Holder’s notes will be paid in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar unless Omnicare elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying agent and registrar for the notes

The trustee acts as paying agent and registrar. Omnicare may change the paying agent or registrar without prior notice to the Holders of the notes, and Omnicare or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Omnicare is not required to transfer or exchange any note selected for redemption. Also, Omnicare is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary guarantees

The notes are guaranteed by each of Omnicare’s current and future Domestic Subsidiaries except the Excluded Subsidiaries. The Subsidiary Guarantees are full and unconditional, and joint and several obligations of the Guarantors. Each Subsidiary Guarantee is subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Your ability to enforce the guarantees of the notes may be limited.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Omnicare or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) subject to the provisions of the following paragraph, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee.

The Subsidiary Guarantee of a Guarantor will be released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor shall not be required to assume the obligations of any such Guarantor:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2) in connection with any sale of a majority of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale complies with the “Asset Sale” provisions of the indenture;

(3) if Omnicare designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary or an Excluded Subsidiary in accordance with the requirements of the indenture;

(4) if any Guarantor is otherwise no longer obligated to provide a Subsidiary Guarantee pursuant to the indenture;

(5) if such Guarantor’s guarantee of any obligations under the Credit Agreement, or if the Credit Agreement is no longer outstanding, any other Indebtedness of Omnicare, is fully and unconditionally released, except that such Guarantor shall subsequently be required to become a Guarantor by executing a supplemental indenture and providing the trustee with an officers’ certificate and opinion of counsel at such time as it guarantees any obligations under the Credit Agreement, or if the Credit Agreement is no longer outstanding, any other Indebtedness of Omnicare; or

(6) upon Omnicare’s exercise of its legal defeasance option or covenant defeasance option as described under “Legal defeasance and covenant defeasance” below or if Omnicare’s obligations under the indenture and notes are discharged in accordance with the terms of the indenture.

Subordination

The payment of principal, interest and premium on the notes will be subordinated to the prior payment in full of all Senior Debt of Omnicare, including Senior Debt incurred after the Issue Date.

The holders of Senior Debt of Omnicare will be entitled to receive payment in full of all Obligations due in respect of Senior Debt of Omnicare (including interest accruing after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of Omnicare, whether or not allowable as a claim in such proceeding) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal defeasance and covenant defeasance”), in the event of any distribution to creditors of Omnicare:

(1) in a liquidation or dissolution of Omnicare;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Omnicare or its property;

(3) in an assignment for the benefit of creditors of Omnicare; or

(4) in any marshaling of Omnicare’s assets and liabilities.

Omnicare also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “—Legal defeasance and covenant defeasance”) if:

(1) a payment default on Designated Senior Debt of Omnicare occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on Designated Senior Debt of Omnicare that permits holders of that Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Omnicare or the holders of any Designated Senior Debt of Omnicare.

Payments on the notes by Omnicare may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived or such Designated Senior Debt of Omnicare is discharged or paid in full; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or such Designated Senior Debt of Omnicare is discharged or paid in full or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt of Omnicare has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any Holder of the notes receives a payment in respect of the notes from Omnicare (except in Permitted Junior Securities or from the trust described under “—Legal defeasance and covenant defeasance”) when the payment is prohibited by these subordination provisions, the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt of Omnicare. Upon the proper written request of the holders of Senior Debt of Omnicare, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt of Omnicare or their proper representative.

Omnicare must promptly notify holders of Senior Debt of Omnicare if payment of the notes is accelerated because of an Event of Default.

The indenture contains provisions with respect to the subordination of each Subsidiary Guarantee to Senior Debt of the relevant Guarantor comparable to those set forth above for the subordination of the notes. The 3.25% Convertible Senior Debentures due 2035 do not constitute claims against any of the Guarantors (other than Purchasing) and, therefore, do not constitute Senior Debt of such Guarantors. Accordingly, the subordination provisions set forth in this section as to such Guarantors do not apply with respect to the 3.25% Senior Convertible Senior Debentures due 2035. The indenture requirements described above (i.e., that the trustee or a Holder of the notes hold in trust for holders of Senior Debt any payments prohibited by the subordination provisions of the indenture, and deliver such payments in trust to the holders of Senior Debt) apply in respect of any payments received by the trustee or a Holder pursuant to a Subsidiary Guarantee of the notes only to Senior Debt of the relevant Guarantor and not to Senior Debt of Omnicare, Inc. (including the 3.25% Convertible Senior Debentures due 2035).

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Omnicare or any Subsidiary Guarantor, Holders of notes may recover less ratably than creditors of Omnicare or such Subsidiary Guarantor who are holders of Senior Debt of Omnicare or such Subsidiary Guarantor, as the case may be. See “Risk factors—The notes and the subsidiary guarantees are subordinated to senior indebtedness.”

Failure by Omnicare to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a payment blockage period, will result in an Event of Default under the indenture and, thereafter, Holders of the notes will have the right to accelerate the maturity thereof.

Optional redemption

At any time prior to June 1, 2013, Omnicare may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (including any additional notes) at a redemption price of 107.750% of the principal amount, plus accrued and unpaid interest, if any, to (but not including) the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of such notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by Omnicare and its Subsidiaries); and

(2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

At any time prior to June 1, 2015, Omnicare may redeem all but not part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest to (but not including) the redemption date.

Except pursuant to the preceding two paragraphs, the notes will not be redeemable at Omnicare’s option prior to June 1, 2015. On or after June 1, 2015, Omnicare may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to (but not including) the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Period	Redemption Price

2015	103.875%
2016	102.583%
2017	101.292%
2018 and thereafter	100.000%

Mandatory redemption

Except as set forth below under “—Repurchase at the option of holders,” Omnicare is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the option of holders

Change of control

If a Change of Control occurs, unless Omnicare has exercised its right to redeem all of notes as described above under “– Optional redemption”, each Holder of notes will have the right to require Omnicare to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Omnicare will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to (but not including) the date of purchase. Within 30 days following any Change of Control, Omnicare will mail a notice to each Holder stating the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Omnicare will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Omnicare will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Omnicare will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Omnicare.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Omnicare will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. If Omnicare does not obtain such a consent or repay such borrowings, Omnicare will remain prohibited from purchasing notes. In such case, Omnicare’s failure to purchase notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Omnicare will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require Omnicare to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.

Omnicare will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Omnicare and purchases all notes properly tendered and not withdrawn under the Change of Control Offer. Any Change of Control Offer may be made in advance of, and conditioned on the consummation of, such Change of Control.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Omnicare and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Omnicare to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Omnicare and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Under clause (4) of the definition of Change of Control, a Change of Control will occur when a majority of Omnicare’s board of directors are not Continuing Directors. In a recent decision in connection with a proxy contest, the Delaware Court of Chancery held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board) as “continuing directors”, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties owed to the corporation and its stockholders. Therefore, in certain circumstances involving a significant change in the composition of Omnicare’s board of directors, including in connection with a proxy contest where Omnicare’s board of directors does not endorse a dissident slate of directors but approves them as Continuing Directors, holders of the notes may not be entitled to require Omnicare to make a Change of Control Offer.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Omnicare and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain other transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the “Incurrence of indebtedness and issuance of preferred stock” covenant. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the consent of the holders of a majority in principal amount of the notes.

Asset sales

Omnicare will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Omnicare (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by Omnicare’s Board of Directors and evidenced by a resolution of the Board of Directors; and

(3) at least 70% of the consideration received in the Asset Sale by Omnicare or such Restricted Subsidiary is in the form of cash, Cash Equivalents and/or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Omnicare’s or such Restricted Subsidiary’s most recent balance sheet, of Omnicare or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and from which Omnicare or such Restricted Subsidiary is released from further liability;

(b) any securities, notes or other obligations received by Omnicare or any such Restricted Subsidiary from such transferee that are converted by Omnicare or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion; and

(c) any Designated Non-cash Consideration received by Omnicare or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $50 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Omnicare or a Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to repay Senior Debt or Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure;

(4) to acquire Replacement Assets; or

(5) to acquire other long-term assets that are used or useful in a Permitted Business.

Omnicare or the Restricted Subsidiary will be deemed to have complied with the immediately preceding sentence with respect to any such Net Proceeds if it enters into a binding agreement to make an acquisition or capital expenditure permitted pursuant to clause (2), (3), (4) or (5) of the immediately preceding sentence in an amount equal to such Net Proceeds within such 365 days; provided that, if the relevant acquisition or capital expenditure is not consummated or completed, as the case may be, within the later of (x) 365 days after the receipt of the relevant Net Proceeds and (y) 180 days after the date of such binding agreement, such Net Proceeds will constitute “Excess Proceeds.” Pending the final application of any Net Proceeds, Omnicare or the Restricted Subsidiary may temporarily invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $75.0 million, Omnicare will make an offer (an “Asset Sale Offer”) to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Omnicare may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Omnicare will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Omnicare will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain agreements governing Omnicare’s outstanding Senior Debt generally prohibit Omnicare from purchasing notes, and also provide that certain transactions constituting a Change of Control or Asset Sale event with respect to Omnicare would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Omnicare becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Omnicare is prohibited from purchasing notes, Omnicare could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Omnicare does not obtain such a consent or repay such borrowings, Omnicare will remain prohibited from purchasing notes. In such case, Omnicare’s failure to purchase notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Selection and notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may be conditional upon the occurrence of certain events, including equity offerings.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain covenants

Covenant removal

From and after the first date on which both (a) the notes are rated Investment Grade by each of Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) and

(b) there shall not exist a Default or Event of Default under the indenture (a “Rating Event”), Omnicare and the Restricted Subsidiaries will no longer be subject to the covenants described under “—Restricted payments,” “—Incurrence of indebtedness and issuance of preferred stock,” “—Dividend and other payment restrictions affecting subsidiaries,” “—Transactions with affiliates,” “—Additional subsidiary guarantees,” clause (4) of the first paragraph under “—Merger, consolidation or sale of assets” and “—Repurchase at the option of holders—Asset sales.” Upon the occurrence of a Rating Event, the Subsidiary Guarantees of each of the Guarantors will be automatically released.

There can be no assurance that a Rating Event will occur or, if one occurs, that the notes will continue to maintain an Investment Grade rating. In addition, at no time after a Rating Event will the provisions and covenants contained in the indenture at the time of issuance of the notes that cease to be applicable after the Rating Event be reinstated.

In the event Moody’s or S&P is no longer in existence or issuing ratings, such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by Omnicare with notice to the trustee and the foregoing provisions will apply to the rating issued by the replacement rating agency.

Restricted payments

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Omnicare’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Omnicare or any of its Restricted Subsidiaries) or to the direct or indirect holders of Omnicare’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Omnicare or to Omnicare or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Omnicare) any Equity Interests of Omnicare;

(3) make any voluntary or optional payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof or the purchase, redemption, defeasance, acquisition or retirement for value of any such Indebtedness within 365 days of the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Omnicare would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the second paragraph of the covenant described below under the caption “—Incurrence of indebtedness and issuance of preferred stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Omnicare and its Restricted Subsidiaries after April 1, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11), (12), (14), (15), (16), (17), (18) and (19) of the next succeeding paragraph) is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Omnicare for the period (taken as one accounting period) from April 1, 2010 to the end of Omnicare’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by Omnicare since April 1, 2010 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Omnicare (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests of Omnicare (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary), plus

(c) to the extent that any Restricted Investment that was made after April 1, 2010 is sold for cash or Cash Equivalents (or a combination thereof) or otherwise liquidated or repaid for cash or Cash Equivalents (or a combination thereof), the lesser of (i) the return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from cash dividends, repayments of loans or advances or other transfers of assets, in each case to Omnicare or any Restricted Subsidiary from Unrestricted Subsidiaries, plus (y) the portion (proportionate to Omnicare’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since April 1, 2010 (provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made since April 1, 2010 by Omnicare or any Restricted Subsidiary that were treated as Restricted Payments, and provided, further, that no amount will be included under this clause (d) to the extent it is already included in clauses (a), (b) or (c) above), plus

(e) $1,635 million. As of June 30, 2011, the amount available for Restricted Payments pursuant to the foregoing clauses 3(a)-(e) was approximately $1,608 million.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Omnicare or any Restricted Subsidiary or of any Equity Interests of Omnicare in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Omnicare (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Omnicare or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or similar distribution by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Omnicare or any Restricted Subsidiary held by any officer, director or employee of Omnicare or any Subsidiary of Omnicare in connection with any management equity subscription agreement, any compensation, retirement, disability, severance or benefit plan or agreement, any stock option or incentive plan or agreement, any employment agreement or any other similar plans or agreements; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $75.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding years);

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights or the lapsing of restrictions on restricted stock, to the extent such Equity Interests represent a portion of the exercise price of those stock options or stock appreciation rights or the withholding taxes payable in connection with such stock options, stock appreciation rights or restricted stock;

(7) the payment of dividends by Omnicare on its common stock in an aggregate annual amount of up to $200.0 million;

(8) the repurchase of any class of Capital Stock of a Restricted Subsidiary (other than Disqualified Stock) if such repurchase is made pro rata among all holders of such class of Capital Stock;

(9) the payment of any scheduled dividend or similar distribution, and any scheduled repayment of the stated amount, liquidation preference or any similar amount at final maturity or on any scheduled redemption or repurchase date, in respect of any series of preferred stock or similar securities of Omnicare or any Restricted Subsidiary (including Disqualified Stock), provided that such series of preferred stock or similar securities was issued in compliance with the “—Incurrence of indebtedness and issuance of preferred stock” covenant;

(10) payments in lieu of fractional shares;

(11) the purchase of any Indebtedness that is subordinate to the notes at a purchase price no greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to those described under “Repurchase at the option of holders—Change of control”; provided that prior to such purchase Omnicare has made the Change of Control Offer as provided in such section and has purchased all notes validly tendered for payment in connection with such Change of Control Offer;

(12) the purchase of any Indebtedness that is subordinate to the notes from Net Proceeds to the extent permitted by the provisions described under “Repurchase at the option of holders—asset Sales”;

(13)(a) honoring any conversion request by a holder of convertible securities and making required cash payments in connection therewith and (b) redemption of the 4.00% Convertible Subordinated Debentures due 2033 and the Trust PIERS upon an “Investment Company Event” or a “Tax Event” (as defined in the indenture and the amended and restated trust agreement therefor as in effect on the Issue Date);

(14) interest payments on the 4.00% Convertible Subordinated Debentures due 2033 and the corresponding distributions paid to holders of the Trust PIERS;

(15) the distribution of 4.00% Convertible Subordinated Debentures due 2033 to holders of the Trust PIERS in connection with the liquidation of the related trust; and

(16) payments or distributions to dissenting stockholders pursuant to applicable law in connection with any merger, consolidation or disposition in accordance with the terms of the indenture;

(17) the purchase, redemption, cancellation or other retirement for a nominal value per right of any rights granted to holders of Omnicare common stock pursuant to a shareholder rights plan;

(18) the repurchase, redemption or other acquisition of Disqualified Stock of Omnicare or any of its Restricted Subsidiaries in exchange for or out of the proceeds of a substantially concurrent offering of, Disqualified Stock of Omnicare; and

(19) additional Restricted Payments pursuant to this clause (19) in an aggregate amount not to exceed the greater of $200 million and 5.0% of Consolidated Assets of Omnicare as of the end of Omnicare’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (with each such Restricted Payment being valued as of the date made and without regard to subsequent changes in value).

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Omnicare or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Omnicare in good faith, whose determination with respect thereto will be conclusive.

For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

Incurrence of indebtedness and issuance of preferred stock

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Omnicare will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Omnicare and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and Omnicare may issue Disqualified Stock and any Restricted Subsidiary may issue preferred stock (including Disqualified Stock) if the Fixed Charge Coverage Ratio for Omnicare’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the following (collectively, “Permitted Debt”):

(1) the incurrence by Omnicare and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Omnicare and its Restricted Subsidiaries thereunder) not to exceed the greater of $1.25 billion and 15% of Consolidated Assets (less the aggregate principal amount of Indebtedness incurred by Securitization Subsidiaries and then outstanding pursuant to clause (18) of this paragraph);

(2) Existing Indebtedness;

(3) the incurrence by Omnicare and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the Issue Date;

(4) the incurrence by Omnicare or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Omnicare or such Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $200.0 million and 2.5% of Consolidated Assets at any time outstanding;

(5) the incurrence by Omnicare or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2) (3), (4), (10), (13), (14), (16) or this clause (5) of this paragraph;

(6) the incurrence by Omnicare or any of its Restricted Subsidiaries of intercompany Indebtedness or the issuance of Disqualified Stock or Preferred Stock between or among Omnicare and any of its Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, Disqualified Stock or Preferred Stock being held by a Person other than Omnicare or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness, Disqualified Stock or Preferred Stock to a Person that is not either Omnicare or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock by Omnicare or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Omnicare or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (b) exchange rate risk with respect to obligations under any agreement or Indebtedness, or with respect to any asset, of such Person that is payable or denominated in a currency other than U.S. Dollars;

(8) the guarantee by Omnicare or any of the Restricted Subsidiaries of Indebtedness of Omnicare or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on preferred stock (including Disqualified Stock) in the form of additional shares of the same class of preferred stock (including Disqualified Stock) will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock (including Disqualified Stock) for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Omnicare as accrued;

(10) the issuance of Convertible Subordinated Debentures and/or the issuance of Convertible Preferred Stock in an aggregate principal amount (with the liquidation value of the Convertible Preferred Stock being treated as its principal amount for this purpose) not to exceed $1.0 billion at any one time outstanding pursuant to this clause (10), plus the issuance of any related securities issued by a subsidiary trust or similar financing vehicle in connection therewith;

(11) Indebtedness of Omnicare or any Restricted Subsidiary consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition or disposition of assets which are contingent on the performance of the assets acquired or disposed of;

(12) Indebtedness represented by (a) letters of credit for the account of Omnicare or any Restricted Subsidiary or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, to the extent that such letters of credit and other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with self-insurance, in connection with participation in government reimbursement or other programs or other similar requirements in the ordinary course of business;

(13) the incurrence by Omnicare or any Restricted Subsidiary of Indebtedness to the extent the proceeds thereof are used to purchase notes pursuant to a Change of Control Offer or to defease or discharge notes in accordance with the terms of the Indenture;

(14) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(15) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements, cash management and other Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(16) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations in supply agreements, in each case in the ordinary course of business;

(17) Indebtedness of Omnicare and its Subsidiaries representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Capital Stock of officers, employees or directors (or their estates) of Omnicare or such Subsidiaries pursuant to the terms of employment, severance or termination agreements, benefit plans or similar documents;

(18) Indebtedness incurred by a Securitization Subsidiary in connection with a Qualified Securitization Transaction that is not recourse with respect to Omnicare and its Restricted Subsidiaries; provided, however, that in the event such Securitization Subsidiary ceases to qualify as a Securitization Subsidiary or such Indebtedness becomes recourse to Omnicare or any of its Restricted Subsidiaries, such Indebtedness will, in each case, be deemed to be, and must be classified by Omnicare as, incurred at such time (or at the time initially incurred) under one more of the other provisions of this covenant;

(19) the disposition of accounts receivable in connection with receivables factoring arrangements in the ordinary course of business;

(20) unsecured Indebtedness in respect of obligations of Omnicare or any of its Restricted Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the Incurrence of the related obligations) in the ordinary course of business;

(21) Indebtedness representing deferred compensation to employees of Omnicare or any of its Restricted Subsidiaries Incurred in the ordinary course of business;

(22) reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business, and Indebtedness of Omnicare in respect of letters of credit issued by Omnicare for its own account or for the account of any of its Restricted Subsidiaries;

(23) the incurrence by Omnicare or any of its Restricted Subsidiaries of additional Indebtedness (which may include, but is not limited to, Indebtedness of the types referred to in the foregoing clauses (1) through (22)) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (23), not to exceed the greater of $350.0 million and 5.0% of Consolidated Assets; and

(24) Indebtedness of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by Omnicare or otherwise became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of Omnicare or was otherwise acquired by Omnicare), provided that after giving effect thereto, (a) Omnicare would be permitted to incur at least $1 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph above, or (b) the Fixed Charge Coverage Ratio would be no worse than immediately prior thereto.

For purposes of determining compliance with this “Incurrence of indebtedness and issuance of preferred stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Omnicare will be permitted to classify and reclassify such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Omnicare will not permit any of its Subsidiaries (other than Purchasing) to guarantee the 3.25% Convertible Senior Debentures due 2035 or any Permitted Refinancing Indebtedness incurred in respect thereof pursuant to clause (5) of the immediately preceding paragraph, except that any such Permitted Refinancing Indebtedness may be Guaranteed by a Guarantor on a basis subordinated to such Guarantor’s Subsidiary Guarantee.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any Indebtedness solely as a result of fluctuations in exchange rates or currency values.

Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

No senior subordinated debt

Omnicare will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Omnicare and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee. For the avoidance of doubt, the foregoing limitations will not apply to distinctions between categories of Indebtedness that exist by reason of any Liens arising or created in respect of some but not all such Indebtedness.

Liens

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing pari passu or subordinated Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless (i) in the case of any Lien securing pari passu Indebtedness, the notes are secured by a Lien that is senior in priority to or pari passu with such Lien and (ii) in the case of any Lien securing subordinated Indebtedness, the notes are secured by a Lien that is senior in priority to such Lien.

Any Lien created for the benefit of Holders pursuant to the preceding paragraph shall provide by its terms that any such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien on such other Indebtedness.

Dividend and other payment restrictions affecting restricted subsidiaries

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Omnicare or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Omnicare or any of its Restricted Subsidiaries;

(2) make loans or advances to Omnicare or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Omnicare or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the notes and the Subsidiary Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Omnicare or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business;

(6) purchase money obligations or Capital Lease Obligations for property acquired or leased in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or any assets thereof that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption”—Liens”;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions imposed in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the “—Incurrence of indebtedness and issuance of preferred stock” covenant, provided, that such restrictions do not materially adversely affect Omnicare’s ability to pay interest and principal on the notes when due;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or imposed by governmental agencies or authorities;

(13) in the case of clause (3) of the preceding paragraph, encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to Indebtedness and that do not materially detract from the value of the property or assets of Omnicare and its Restricted Subsidiaries; and

(14) encumbrances or restrictions relating to a Guarantor contained in the terms of Indebtedness if the encumbrance or restriction is not materially more disadvantageous to Holders than is customary in comparable financings and will not materially affect Omnicare’s ability to make principal or interest payments on the notes (in each case determined by Omnicare in good faith).

Merger, consolidation or sale of assets

Omnicare may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Omnicare is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Omnicare and its

Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Omnicare is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Omnicare) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Omnicare) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Omnicare under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, on a pro forma basis giving effect to such transaction or series of transactions (and treating any obligation of Omnicare or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default exists; and

(4) except in the case of a transaction entered into to reincorporate Omnicare in another jurisdiction, Omnicare or the Person formed by or surviving any such consolidation or merger (if other than Omnicare), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of indebtedness and issuance of preferred stock” or (b) have a Fixed Charge Coverage Ratio that is no worse than the Fixed Charge Coverage Ratio of Omnicare for such applicable four-quarter period without giving pro forma effect to such transactions and the related financing transactions.

In addition, Omnicare may not, directly or indirectly, lease all or substantially all of the properties or assets of Omnicare and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any other Person. This “Merger, consolidation or sale of assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Omnicare and any of the Guarantors.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance, transfer or other disposition of all or substantially all of the properties or assets of Omnicare and its Restricted Subsidiaries, taken as a whole, in accordance with the foregoing provisions, the successor Person formed by such consolidation or into which Omnicare is merged or to which such sale, assignment, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, Omnicare under the indenture with the same effect as if such successor had been named as Omnicare therein. When a successor assumes all the obligations of its predecessor under the indenture and the notes following a consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of the predecessor in accordance with the foregoing provisions, the predecessor shall be released from those obligations.

Designation of restricted and unrestricted subsidiaries

The Board of Directors of Omnicare may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Omnicare and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted payments” or Permitted Investments, as determined by Omnicare. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Omnicare may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default. As of the issue date of the notes offered hereby, Anderson Medical Services, Inc., Atlantic Medical Group, Bach’s Pharmacy Services East, Inc., Howard’s Pharmacy, Inc., Konsult Inc., OCR Services Corporation, Omnicare Air Transport Services, Inc. and Omnicare.com, Inc. are designated as Unrestricted Subsidiaries.

Transactions with affiliates

Omnicare will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Omnicare or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Omnicare or such Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million Omnicare delivers to the trustee a resolution of Omnicare’s Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of Omnicare’s Board of Directors, or an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing in the United States.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation, retirement, disability, severance or employee benefit arrangements and incentive arrangements with, and loans and advances to, any officer, director or employee in the ordinary course of business,

(2) performance of all agreements in existence on the Issue Date and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not materially more disadvantageous to Omnicare or any of its Restricted Subsidiaries than the original agreement in effect on the Issue Date;

(3) transactions in connection with a financing transaction involving a sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing) or in connection with a financing involving a subsidiary trust or similar financing vehicle that is permitted by the “Incurrence of indebtedness and issuance of preferred stock” covenant;

(4) transactions in the ordinary course of business with any joint venture that is otherwise permitted by the indenture; provided, that such joint venture is between and among Omnicare and/or any of its Subsidiaries on the one hand and third parties that are not otherwise Affiliates of Omnicare on the other hand;

(5) transactions between or among Omnicare and/or its Restricted Subsidiaries;

(6) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Omnicare solely because Omnicare or a Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

(7) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Omnicare and the granting of registration and other customary rights in connection therewith;

(8) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption “—Restricted payments”;

(9) transactions complying with the “Merger, consolidation or sale of assets” covenant; and

(10) pledges of Equity Interests of Unrestricted Subsidiaries.

Additional subsidiary guarantees

If Omnicare or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Issue Date, then that newly acquired or created Domestic Subsidiary (other than an Excluded Subsidiary) will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee as promptly as possible after the end of the fiscal quarter in which it was acquired or created.

Activities of purchasing

Purchasing and its Subsidiaries (if any) will not engage in any activities other than the type of business conducted by Purchasing on the Issue Date and any activities incidental thereto and will not hold any assets not related to such business or incidental activities.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, Omnicare will furnish to the Holders of notes and file with the Commission (unless the Commission will not accept such filing), within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Omnicare were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Omnicare’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Omnicare were required to file such reports; provided, that any information accepted for filing with the Commission shall be deemed to have been furnished to Holders of the notes.

Events of default and remedies

Each of the following is an Event of Default with respect to the notes, as the case may be:

(1) default for 30 days in the payment when due of interest on the notes whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of, or premium, if any, on the notes (including the failure to repurchase notes pursuant to a Change of Control Offer or Asset Sale Offer), whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Omnicare or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain covenants—Merger, consolidation or sale of assets;”

(4) failure by Omnicare or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Omnicare or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Omnicare or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of such Indebtedness at its final stated maturity after giving effect to any grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(6) failure by Omnicare or any of its Restricted Subsidiaries to pay final, non-appealable judgments aggregating in excess of $100.0 million that are not covered by insurance or as to which an insurer has not acknowledged coverage in writing, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary of notes shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee for the notes; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Omnicare or any of its Restricted Subsidiaries that is a Significant Subsidiary.

A Default under clause (4) is not an Event of Default in respect of the notes until the trustee or the Holders of at least 25% in principal amount of the notes then outstanding notify Omnicare of the Default and Omnicare does not cure such default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Omnicare, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

Omnicare is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Omnicare is required to deliver to the trustee a statement specifying such Default or Event of Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of Omnicare or any Guarantor, as such, will have any liability for any obligations of Omnicare or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal defeasance and covenant defeasance

Omnicare may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

(2) Omnicare’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Omnicare’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Omnicare may, at its option and at any time, elect to have the obligations of Omnicare and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs in respect of the notes, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to Omnicare) described under “—Events of default and remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Omnicare must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Omnicare must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Omnicare has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Omnicare has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Omnicare has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Omnicare or any of its Subsidiaries is a party or by which Omnicare or any of its Subsidiaries is bound;

(6) Omnicare must deliver to the trustee an officers’ certificate stating that the deposit was not made by Omnicare with the intent of preferring the Holders of notes over the other creditors of Omnicare with the intent of defeating, hindering, delaying or defrauding creditors of Omnicare or others; and

(7) Omnicare must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with or waived.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Omnicare.

Amendment, supplement and waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the option of holders” and other than notice provisions with respect to any optional redemption by Omnicare);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default in respect of the notes that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium on, the notes;

(7) after the date of an event giving rise to a redemption, waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the option of holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination of the notes that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of notes, Omnicare, the Guarantors, if applicable, and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Omnicare’s or a Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Omnicare’s or a Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes;

(7) to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

(8) to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the Holders of notes as additional security for the payment and performance of Omnicare’s or a Guarantor’s obligations;

(9) to release a Guarantor from its Subsidiary Guarantee pursuant to the terms of the Indenture when permitted or required pursuant to the terms of the indenture; or

(10) to conform the text of the indenture, the notes or the Subsidiary Guarantees to any provision of this Description of notes to the extent that such provision in this Description of notes was intended to be a verbatim recitation of a provision of the indenture, the notes or the Subsidiary Guarantees.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Omnicare, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Omnicare or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders of notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default with respect to the notes has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case , the granting of Liens to secure such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Omnicare or any Guarantor is a party or by which Omnicare or any Guarantor is bound (other than with respect to the borrowing of funds to make the deposit required to effect such satisfaction and discharge and any similar deposit relating to other Indebtedness and in each case the granting of Liens to secure such borrowings);

(3) Omnicare or any Guarantor has paid or caused to be paid all sums payable by it under the indenture with respect to the notes; and

(4) Omnicare has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Omnicare must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied or waived.

Concerning the trustee

If the trustee becomes a creditor of Omnicare or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky 41011, Attention: Corporate Secretary.

Book-Entry, delivery and form

Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Omnicare takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Omnicare that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Omnicare that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Omnicare and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Omnicare, the trustee nor any agent of Omnicare or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Omnicare that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Omnicare. Neither Omnicare nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Omnicare and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Omnicare that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Omnicare nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies Omnicare that it is unwilling or unable to continue as depositary for the Global Notes and Omnicare fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act; or

(2) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same day settlement and payment

Omnicare will make payments in respect of the notes represented by the Global Notes (including principal, premium and if any, interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Omnicare will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Omnicare expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Omnicare that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“4.00% Convertible Subordinated Debentures due 2033“ means the $345 million in aggregate principal amount of 4.00% Convertible Subordinated Debentures due 2033 issued by Omnicare on June 13, 2003 and Series B 4.00% Convertible Subordinated Debentures due 2033 issued by Omnicare on March 8, 2005.

“6.125% Notes“ means the $250 million in aggregate principal amount of 6.125% Senior Subordinated Notes due 2013 originally issued by Omnicare on June 13, 2003.

“6.875% Notes“ means $525 million aggregate principal amount of Omnicare’s 6.875% Senior Subordinated Notes due 2015 originally issued by Omnicare on December 15, 2005.

“3.25% Convertible Senior Debentures due 2035“ means the $850 million in aggregate principal amount of 3.25% Convertible Senior Debentures due 2035 issued by Omnicare on December 15, 2005 and guaranteed solely by Purchasing, plus up to an additional $127.5 million in aggregate principal amount issuable upon exercise of the underwriters’ overallotment option.

“Acquired Debt“ means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person (limited to the maximum amount of liability of the specified Person with respect to such Lien).

“Affiliate “ of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Redemption Premium“ means, with respect to any note on any redemption date, the excess of

(1) the present value at such redemption date of the redemption price of such note if such note were redeemed on June 1, 2015 plus all required interest payments due on such note through June 1, 2015 computed using a discount rate equal to the Treasury Rate at such redemption date plus 50 basis points, over

(2) the then-outstanding principal amount of the note.

“Asset Sale“ means:

(1) the sale, lease, conveyance or other disposition by Omnicare or any of its Restricted Subsidiaries of any assets, other than sales of products and services in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Omnicare and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the option of holders—Change of control” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests (other than directors’ qualifying shares) by any Restricted Subsidiary or the sale of Equity Interests in any Restricted Subsidiary.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $50.0 million;

(2) a transfer of assets between or among Omnicare and one or more Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Omnicare or to another Restricted Subsidiary;

(4) the sale, lease, assignment, sublease or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain covenants—Restricted payments”;

(7) the sale and leaseback of any assets within 180 days of the acquisition of such assets;

(8) a sale or other disposition of accounts receivable and related assets in connection with a financing transaction involving such assets (including, without limitation, in connection with a securitization or similar financing);

(9) any disposition of property in the ordinary course of business by Omnicare or any Restricted Subsidiary that, in the good faith judgment of management of Omnicare, has become obsolete, worn out, damaged or no longer useful in the conduct of the business of Omnicare or the Restricted Subsidiaries;

(10) any Asset Swap;

(11) any sale of securities constituting Equity Interests that are issued by a subsidiary trust or similar financing vehicle in a transaction permitted under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock;”

(12) any loans or other transfers of equipment to customers of Omnicare or any Restricted Subsidiary in the ordinary course of business for use with the products or services of Omnicare or any Restricted Subsidiary;

(13) the sale or issuance of a minimal number of Equity Interests in a Restricted Subsidiary that is a foreign entity to a foreign national to the extent required by local law or in a jurisdiction outside of the United States;

(14) the discount or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(15) licenses and sublicenses by Omnicare or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business or consistent with past practice;

(16) the sale, transfer or other disposition of Hedging Obligations incurred pursuant to the “Incurrence or indebtedness and issuance of preferred stock”;

(17) sales of assets received by Omnicare or any of its Restricted Subsidiaries upon the foreclosure on a Lien; and

(18) the disposition of Receivables and Related Assets in a Qualified Securitization Transaction.

“Asset Sale Offer“ has the meaning set forth under “—Repurchase at the option of holders”—Asset sales.”

“Asset Swap“ means an exchange by Omnicare or any Restricted Subsidiary of property or assets for property or assets of another Person; provided that (i) Omnicare or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such exchange at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of Omnicare’s Board of Directors), and (ii) at least 70% of the consideration received in such exchange constitutes assets or other property of a kind usable by Omnicare and its Restricted Subsidiaries in a Permitted Business; provided, further that any cash and Cash Equivalents received by Omnicare or any of its Restricted Subsidiaries in connection with such an exchange shall constitute Net Proceeds subject to the provisions under “Repurchase at the option of holders—Asset sales.”

“Beneficial Owner“ has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors“ means:

(1) with respect to a corporation, the board of directors of the corporation (or any duly authorized committee thereof);

(2) with respect to a partnership, the Board of Directors (or any duly authorized committee thereof) of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thererof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation“ means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock“ means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents“ means:

(1) United States dollars;

(2) Securities constituting direct obligations of the United States or any agency or instrumentality of the United States, the payment or guarantee of which constitutes a full faith and credit obligation of the United States, maturing in three years or less from the date of acquisition thereof;

(3) securities constituting direct obligations of any State or municipality within the United States maturing in three years or less from the date of acquisition thereof which, in any such case, at the time of acquisition by Omnicare or any Restricted Subsidiary, is accorded one of the two highest long-term or short-term, as applicable, debt ratings by S&P or Moody’s or any other United States nationally recognized credit rating agency of similar standing;

(4) certificates of deposit with a maturity of one year or less or bankers’ acceptances issued by a bank or trust company having capital, surplus and undivided profits aggregating at least $500.0 million and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by S&P;

(5) eurodollar time deposits with maturities of one year or less and overnight bank deposits with any bank or trust company having capital, surplus and undivided profits aggregating at least $500.0 million and having a short-term unsecured debt rating of at least “P-1” by Moody’s or “A-1” by S&P;

(6) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2), (3), (4) and (5) above entered into with any financial institution meeting the qualifications specified in such clauses above;

(7) commercial paper maturing in 365 days or less from the date of issuance which, at the time of acquisition by Omnicare or any Restricted Subsidiary, is accorded a rating of “A2” or better by S&P or “P2” or better by Moody’s or any other United States nationally recognized credit rating agency of similar standing; and

(8) any fund or other pooling arrangement at least 95% of the assets of which constitute Investments described in clauses (1) through (7) of this definition.

“Change of Control“ means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Omnicare and its Restricted Subsidiaries taken as a whole (other than any Qualified Securitization Transaction in accordance with the terms of the Indenture) “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Omnicare;

(3) Omnicare becomes aware of (by way of a report or other filing pursuant to Section 13(d) of the Exchange Act, proxy, written notice or otherwise) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than one or more Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Omnicare, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Omnicare are not Continuing Directors.

“Consolidated Assets“ of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries on a consolidated basis at such date, as determined in accordance with GAAP.

“Consolidated Cash Flow“ means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary, unusual or non-recurring loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without regard to the dollar limitation in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Cash Flow of Omnicare only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Omnicare by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income“ means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) for purposes of the “—Restricted payments” covenant above, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(4) the cumulative effect of a change in accounting principles will be excluded.

“Continuing Directors“ means, as of any date of determination, any member of the Board of Directors of Omnicare who:

(1) was a member of such Board of Directors immediately after the annual stockholders meeting of Omnicare following the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Convertible Preferred Stock“ means any convertible preferred stock or similar securities of Omnicare or any subsidiary trust (or similar financing vehicle) that are convertible at the option of the holder thereof into common stock of Omnicare.

“Credit Agreement“ means the Credit Agreement, dated on or about the Issue Date of the initial notes, by and among Omnicare, the lenders parties thereto, SunTrust Bank, as administrative agent, JPMorgan Chase Bank, N.A., as joint syndication agent, and the other agents, arrangers and lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including, without limitation, as to principal amount), modified, renewed, refunded, replaced or refinanced from time to time (whether or not with the original agents or lenders and whether or not contemplated under the original agreement relating thereto) including, without limitation, the Senior Credit Agreement.

“Credit Facilities“ means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks, institutional or other lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or debt securities, in each case, as amended (including, without limitation, as to principal amount), restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (whether or not with the original agents or lenders or parties and whether or not contemplated under the original agreement relating thereto).

“Default “ means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration“ means any non-cash consideration received by Omnicare or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by the principal financial officer and any of the other executive officers of Omnicare or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Designated Senior Debt“ means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt (other than the 3.25% Convertible Senior Debentures due 2035 or any Guarantee thereof) permitted under the indenture the principal amount of which is $50.0 million or more and that has been designated by Omnicare as “Designated Senior Debt.”

“Disqualified Stock“ means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Omnicare to repurchase such Capital Stock upon the occurrence of a change of control with respect to Omnicare or an asset sale by Omnicare or its Restricted Subsidiaries will not constitute Disqualified Stock if the terms of such Capital Stock provide that Omnicare may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants—Restricted payments.”

“Domestic Subsidiary“ means any Restricted Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“Excess Proceeds“ has the meaning set forth under “—Repurchase at the option of holders—Asset sales.”

“Equity Interests“ means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering“ means any public or private sale by Omnicare for cash of its common stock or preferred stock (excluding Disqualified Stock).

“Excluded Subsidiaries“ means those Domestic Subsidiaries that are designated by Omnicare as Domestic Subsidiaries that will not be Guarantors; provided, however, that in no event will the Excluded Subsidiaries, either individually or collectively, hold more than 10% of the consolidated assets of Omnicare and its Domestic Subsidiaries as of the end of any fiscal quarter or account for more than 10% of the consolidated revenue of Omnicare and its Domestic Subsidiaries during the most recent four-quarter period (in each case determined as of the most recent fiscal quarter for which Omnicare has internal financial statements available); provided, further, that any Domestic Subsidiary that guarantees other Indebtedness of Omnicare may not be designated as or continue to be an Excluded Subsidiary. In the event any Domestic Subsidiaries previously designated as Excluded Subsidiaries cease to meet the requirements of the previous sentence, Omnicare will promptly cause one or more of such Domestic Subsidiaries to become Guarantors so that the requirements of the previous sentence are complied with.

“Existing Indebtedness“ means Indebtedness of Omnicare and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date of the existing notes, until such amounts are repaid.

“Fixed Charges“ means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Omnicare (other than Disqualified Stock) or to Omnicare or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio“ means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, pro forma effect will be given to:

(1) acquisitions of any operations or businesses or assets (other than assets acquired in the ordinary course of business) that have been made by the specified Person or any of its Restricted Subsidiaries, including through purchases or through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, as if they had occurred on the first day of the four-quarter reference period; and

(2) the discontinuance of operations or businesses and dispositions of operations or businesses or assets (other than assets disposed of in the ordinary course of business) during the four quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, as if they had occurred on the first day of the four quarter reference period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall he calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period. Interest on a Capital Lease Obligation shall he deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Omnicare to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Omnicare may designate.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of consolidated interest expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Omnicare. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of Omnicare as set forth in an officers’ certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“GAAP “ means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in:

(1) the Financial Accounting Standards Board’s FASB Accounting Standards Codification; and

(2) the rules and regulations of the SEC with respect to generally accepted accounting principles, including those governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee “ means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors “ means each of:

(1) the Domestic Subsidiaries of Omnicare as of the Issue Date other than Excluded Subsidiaries; and

(2) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns; provided that upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations“ means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or foreign exchange rates.

“Indebtedness “ means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, in each case limited to the maximum amount of liability of the specified Person with respect to such Lien or Guarantee on the date in question. Notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business, any liability for federal, state, local or other taxes or any settlements or judgments relating to governmental litigations and/or investigations.

The amount of any Indebtedness issued with original issue discount will be the accreted value of such Indebtedness.

“Investment Grade“ means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.

“Investments “ means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Omnicare or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, Omnicare will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments”; provided that Omnicare shall not have been deemed to have made an Investment pursuant to the foregoing if Omnicare shall have previously or concurrently therewith been deemed to have made an Investment in connection with such Equity Interests. The acquisition by Omnicare or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Omnicare or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted payments”; provided, Omnicare or such Restricted Subsidiary shall not have been deemed to have made an Investment pursuant to the foregoing if Omnicare or any Restricted Subsidiary shall have previously or concurrently therewith been deemed to have made an Investment in connection with such acquisition. “Investments” shall exclude extensions of trade credit.

“Issue Date“ means the original issue date for the first issuance of notes under the indenture.

“Lien “ means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Originator Recourse“ means a reimbursement obligation of Omnicare in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that Omnicare’s board of directors (or a duly authorized committee thereof) determines is necessary to effectuate a Qualified Securitization Transaction; provided that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time; and provided, further, that such reimbursement obligation is permitted to be Incurred by Omnicare pursuant to the covenant described under “Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Net Income“ means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without regard to the dollar limitation in the definition thereof); (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; or (c) any acquisition, recapitalization or Permitted Investment of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary, unusual or non-recurring gain, charge, expense or loss (together with any related provision for taxes on such extraordinary, unusual or non-recurring gain, charge, expense or loss), including, without limitation, (a) restructuring charges, reserves or other related expenses, (b) fees, expenses or charges relating to facility shutdowns and discontinued operations, (c) acquisition integration costs, (d) severance or other employee termination or relocation costs, expenses or charges, (e) non-cash compensation charges recorded from grants of stock options, restricted stock, stock appreciation rights and other equity equivalents to officers, directors and employees and (f) litigation and investigation settlement costs and related expenses; and

(3) the net income (or loss) from disposed or discontinued operations for the four fiscal quarters preceding the date of determining Net Income.

“Net Proceeds“ means the aggregate cash proceeds and Cash Equivalents received by Omnicare or its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, any relocation expenses incurred as a result of the Asset Sale, any taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, all distributions and other payments required to be made to non-majority interest holders in subsidiaries or joint ventures as a result of such Asset Sale and appropriate amounts to be provided by Omnicare or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by

Omnicare or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Obligations “ means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business“ means the business or businesses conducted by Omnicare and its Restricted Subsidiaries as of the Issue Date and any business ancillary or complementary thereto.

“Permitted Debt“ has the meaning set forth under “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock.”

“Permitted Investments“ means:

(1) any Investment in Omnicare or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Omnicare or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Omnicare or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of holders—Asset sales”;

(5) any Investment received to the extent the consideration therefor was the issuance of Equity Interests (other than Disqualified Stock) of Omnicare;

(6) Hedging Obligations;

(7) intercompany Indebtedness to the extent permitted under the “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” covenant;

(8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business and Investments to secure participation in government reimbursement programs;

(9) loans and advances to officers, directors and employees made in the ordinary course of business;

(10) Investments represented by accounts and notes receivable created or acquired in the ordinary course of business;

(11) Investments existing on the Issue Date and any renewal or replacement thereof on terms and conditions not materially less favorable than that being renewed or replaced;

(12) Investments by any qualified or nonqualified benefit plan established by Omnicare or its Restricted Subsidiaries made in accordance with the terms of such plan, or any Investments made by Omnicare or any Restricted Subsidiary in connection with the funding thereof;

(13) Investments received in settlement of debts or judgments owed to Omnicare or any Restricted Subsidiary, including, without limitation, as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any bankruptcy, liquidation, receivership or insolvency proceeding;

(14) Investments as of the Issue Date in Unrestricted Subsidiaries so designated as of the Issue Date;

(15) Investments in any Subsidiary that constitutes a special purpose entity formed for the primary purpose of issuing trust preferred or similar securities in a transaction permitted by the “Incurrence of indebtedness and issuance of preferred stock” covenant;

(16) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not made in contemplation of the acquisition of such Person;

(17) Investments by Omnicare or a Restricted Subsidiary in a Securitization Subsidiary in connection with a Qualified Securitization Transaction, which investment consists of a retained interest in transferred Receivables and Related Assets;

(18) Investments made within 90 days after the date of the commitment to make the Investment, that when such commitment was made would have complied with the terms of the Indenture;

(19) Guarantees issued in accordance with the “Incurrence of indebtedness and issuance of preferred stock” covenant;

(20) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; and

(21) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other outstanding Investments made pursuant to this clause (21), not to exceed 20.0% of Consolidated Assets in the aggregate at any one time outstanding.

“Permitted Junior Securities“ means:

(1) Equity Interests in Omnicare or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture and any debt securities issued in exchange for Senior Debt.

“Permitted Liens“ means:

(1) Liens securing Senior Debt;

(2) Liens in favor of Omnicare or its Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Omnicare or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Omnicare or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by Omnicare or any Restricted Subsidiary, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure Indebtedness (including, without limitation, Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock” covering only the assets acquired with such Indebtedness;

(6) Liens existing on the Issue Date;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8) Liens securing any Hedging Obligations of Omnicare or any Restricted Subsidiary;

(9) Liens securing any Indebtedness otherwise permitted to be incurred under the indenture, the proceeds of which are used to refinance Indebtedness of Omnicare or any Restricted Subsidiary, provided that such Liens extend to or cover only the assets secured by the Indebtedness being refinanced;

(10) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary, provided that such Liens were not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary;

(11) statutory Liens and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if Omnicare or any applicable Restricted Subsidiaries shall have made any reserves or other appropriate provision required by GAAP;

(12) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance, return-of-money bonds, participation in government reimbursement programs and other similar obligations;

(13) judgment Liens not giving rise to an Event of Default, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(14) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of Omnicare or any of its Restricted Subsidiaries;

(15) any interest or title of a lessor in assets or property subject to Capital Lease Obligations or an operating lease of Omnicare or any Restricted Subsidiary;

(16) Liens incurred in connection with a financing involving the sale or other disposition of accounts receivable and related assets (including, without limitation, in connection with a securitization or similar financing);

(17) leases or subleases granted to others not interfering with the ordinary conduct of the business of Omnicare or any of the Restricted Subsidiaries;

(18) bankers’ liens with respect to the right of set-off arising in the ordinary course of business against amounts maintained in bank accounts or certificates of deposit in the name of Omnicare or any Restricted Subsidiary;

(19) the interest of any issuer of a letter of credit in any cash or Cash Equivalents deposited with or for the benefit of such issuer as collateral for such letter of credit; provided that the Indebtedness so collateralized is permitted to be incurred by the terms of the indenture;

(20) any Lien consisting of a right of first refusal or option to purchase an ownership interest in any Restricted Subsidiary or to purchase assets of Omnicare or any Restricted Subsidiary, which right of first refusal or option is entered into in the ordinary course of business or is otherwise permitted under the indenture;

(21) any Lien granted to the trustee pursuant to the terms of the indenture and any substantially equivalent Lien granted to the respective trustees under the indentures for other debt securities of Omnicare;

(22) statutory, contractual or common law Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or workmen in the ordinary course of business;

(23) licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business;

(24) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s Obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(25) Liens with respect to obligations that do not at any one time outstanding exceed the greater of $200.0 million and 2.5% of the Consolidated Assets of Omnicare; and

(26) Liens on assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary, in either case, incurred in connection with a Qualified Securitization Transaction.

“Permitted Refinancing Indebtedness“ means any Indebtedness of Omnicare or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Omnicare or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness extended, refinanced, renewed, replaced,

defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is other than Senior Debt, such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than, the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except that, in the case of a refinancing, replacement, defeasance or refunding of the 4.00% Convertible Subordinated Debentures due 2033, such Permitted Refinancing Indebtedness may have a final maturity date and a Weighted Average Life to Maturity of no earlier than one year after the final maturity date and Weighted Average Life to Maturity of the notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms not materially less favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, except that, in the case of a refinancing, replacement, defeasance or refunding of the 4.00% Convertible Subordinated Debentures due 2033, such Permitted Refinancing Indebtedness may be subordinate or pari passu in right of payment to the notes; and

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was incurred by Omnicare, the obligor on the Permitted Refinancing Indebtedness may not be a Restricted Subsidiary.

“Person “ means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal “ means Joel Gemunder, an entity controlled by Joel Gemunder and/or a trust for his benefit or any employee benefit plan of Omnicare (including plans for the benefit of employees of its Restricted Subsidiaries).

“Purchasing “ means Omnicare Purchasing Company, LP, a Delaware limited partnership.

“Qualified Securitization Transaction“ means any transaction or series of transactions that may be entered into by Omnicare or any Restricted Subsidiary pursuant to which (a) Omnicare or any Restricted Subsidiary may sell, convey or otherwise transfer to a Securitization Subsidiary its interests in Receivables and Related Assets and (b) such Securitization Subsidiary transfers to any other person, or grants a security interest in, such Receivables and Related Assets, pursuant to a transaction which is customarily used to achieve a transfer of financial assets under GAAP.

“Rating Event“ has the meaning set forth under “Certain covenants—Covenant removal.”

“Receivables and Related Assets“ means any account receivable (whether now existing or arising thereafter) of Omnicare or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transaction involving accounts receivable.

“Replacement Assets“ mean properties or assets substantially similar to the assets disposed of in a particular Asset Sale and acquired to replace the properties or assets that were the subject of such Asset Sale or that are otherwise useful in a Permitted Business.

“Restricted Investment“ means an Investment other than a Permitted Investment.

“Restricted Subsidiary“ means any direct or indirect Subsidiary of Omnicare other than an Unrestricted Subsidiary.

“Securitization Subsidiary“ means a Subsidiary of Omnicare:

(1) that is designated a “Securitization Subsidiary” by the board of directors of Omnicare (or a duly authorized committee thereof);

(2) that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

(3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(A) is Guaranteed by Omnicare or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(B) is recourse to or obligates Omnicare or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

(C) subjects any property or asset of Omnicare or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(4) with respect to which neither Omnicare nor any other Restricted Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(5) with which neither Omnicare nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Omnicare or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Omnicare, other than Standard Securitization Undertakings and fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity.

Any designation of a Subsidiary as a Securitization Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of directors of Omnicare giving effect to the designation and an officers’ certificate certifying that the designation complied with the preceding conditions.

“Senior Debt“ means, in the case of Omnicare or a Guarantor:

(1) all obligations of Omnicare or such Guarantor, as the case may be, related to the Credit Agreement, whether for principal, premium, if any, interest, including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against Omnicare or such Guarantor under applicable bankruptcy laws, whether or not such interest is lawfully allowed as a claim after such filing, and all other amounts payable in connection therewith, including, without limitation, any fees, premiums, penalties, expenses, reimbursements, indemnities, damages and other liabilities; and

(2) the principal of, premium, if any, and interest on all other Indebtedness of Omnicare or such Guarantor, other than the notes, and all Hedging Obligations, in each case whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness or Hedging Obligation, the instrument creating or evidencing the Indebtedness or Hedging Obligation expressly provides that such Indebtedness or Hedging Obligation shall not be senior in right of payment to the notes.

Notwithstanding the foregoing, “Senior Debt” does not include:

(a) Indebtedness evidenced by the notes and the Subsidiary Guarantees;

(b) Indebtedness of Omnicare or any Guarantor that is expressly subordinated in right of payment to any Senior Debt of Omnicare or such Guarantor or the notes or the applicable Subsidiary Guarantee;

(c) Indebtedness of Omnicare or any Guarantor that by operation of law is subordinate to any general unsecured obligations of Omnicare or such Guarantor;

(d) Indebtedness of Omnicare or any Guarantor to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the indenture;

(e) any liability for federal, state or local taxes or other taxes, owed or owing by Omnicare or any Guarantor;

(f) accounts payable or other liabilities owed or owing by Omnicare or any Guarantor to trade creditors, including guarantees thereof or instruments evidencing such liabilities;

(g) amounts owed by Omnicare or any Guarantor for compensation to employees or for services rendered to Omnicare or such Guarantor;

(h) Indebtedness of Omnicare or any Guarantor to any Restricted Subsidiary or any other Affiliate of Omnicare or such Guarantor;

(i) Capital Stock of Omnicare or any Guarantor;

(j) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the U.S. Code is without recourse to Omnicare or any Restricted Subsidiary;

(k) the 6.875% Notes or any Guarantee thereof;

(l) the 6.125% Notes or any Guarantee thereof;

(m) the 4.00% Convertible Subordinated Debentures due 2033 and the related Trust Preferred Income Securities (or any Guarantee thereof); and

(n) any Guarantee of the 3.25% Convertible Senior Debentures due 2035 or any Permitted Refinancing Indebtedness incurred in respect thereof pursuant to clause (5) of the second paragraph of “Certain covenants—Incurrence of indebtedness and preferred stock” (other than a Guarantee by Purchasing).

“Significant Subsidiary“ means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Standard Securitization Undertakings“ means representations, warranties, covenants and indemnities entered into by Omnicare or any Restricted Subsidiary that are reasonably customary in accounts receivable securitization transactions, as the case may be.

“Stated Maturity“ means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary “ means, with respect to any specified Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Restricted Subsidiaries or by such Person and one or more of its Restricted Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Subsidiary Guarantee“ means a guarantee of notes pursuant to the indenture.

“Treasury Rate“ means, at any date of determination, the yield to maturity as of such date (as compiled by and published in the most recent Federal Reserve Statistical Release H. 15(519), which has become publicly available at least two business days prior to the date of the redemption notice for which such computation is being made (or if such Statistical Release is no longer published, as reported in any publicly available source of similar market data)), of United States Treasury securities with a constant maturity most nearly equal to the period from the relevant redemption date to June 1, 2015; provided that, if such period is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if such period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust PIERS“ means the $345 million aggregate principal amount 4.00% Trust PIERS due 2033 issued by Omnicare Capital Trust I on June 13, 2003 and the Series B 4.00% Trust PIERS due 2033 issued by Omnicare Capital Trust II on March 8, 2005.

“Unrestricted Subsidiary“ means any Subsidiary of Omnicare that is designated by the Board of Directors of Omnicare as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Indebtedness that is without recourse to Omnicare or its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with Omnicare or any Restricted Subsidiary unless the terms of any such agreement, contract,

arrangement or understanding are not materially less favorable to Omnicare or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Omnicare;

(3) is a Person with respect to which neither Omnicare nor any of its Restricted Subsidiaries has any (a) continuing direct or indirect obligation to subscribe for additional Equity Interests or (b) direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Omnicare or any of its Restricted Subsidiaries.

In addition, any Subsidiary that constitutes a special purpose entity formed for the primary purpose of financing receivables or for the primary purpose of issuing trust preferred or similar securities in connection with a transaction permitted by the “Incurrence of indebtedness and issuance of preferred stock” covenant shall be an Unrestricted Subsidiary.

Any designation of a Subsidiary of Omnicare as an Unrestricted Subsidiary after the Issue Date will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain covenants—Restricted payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Omnicare as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock,” Omnicare will be in default of such covenant. The Board of Directors of Omnicare may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain covenants—Incurrence of indebtedness and issuance of preferred stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock“ of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity“ means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Book-entry, delivery and form

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-entry format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or

Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers within and among book-entry systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear has agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Certain United States federal income tax consequences

The following is a general discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of our new notes by U.S. holders and non-U.S. holders (as defined below). This discussion is limited to U.S. holders and non-U.S. holders that: (i) purchase new notes for cash in this offering at the initial offering price and (ii) hold the new notes as capital assets (generally, property held for investment).

This discussion does not address all aspects of U.S. federal income tax that may be important to U.S. holders and non-U.S. holders in light of their particular circumstances or the U.S. federal income tax consequences to any U.S. holder or non-U.S. holder subject to special treatment under U.S. federal tax law, including, without limitation, banks and other financial institutions, insurance companies, mutual funds, tax-exempt organizations, retirement plans, expatriates, partnerships or other pass-through entities, broker-dealers, traders in securities or persons holding the new notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, and persons subject to the alternative minimum tax. In addition, this discussion does not address any tax considerations arising under other U.S. federal tax laws (such as estate or gift tax laws or the health care tax on certain investment income), or state, local or non-U.S. tax laws.

If an entity treated as a partnership for U.S. federal income tax purposes is the beneficial owner of a new note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of new notes that is a partnership for U.S. federal income tax purposes and partners in such a partnership are not included in the discussions pertaining to U.S. holders and non-U.S. holders, below, and should consult their own tax advisors about the U.S. federal income and other tax consequences of purchasing, owning and disposing of the new notes.

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”) and administrative and judicial interpretations, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, which may materially and adversely affect the tax consequences described herein. There can be no assurance that the Internal Revenue Service (“IRS”) could not successfully challenge any of the conclusions set forth below.

This summary is for general purposes only. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of the new notes. Each potential investor should consult its own tax advisors as to the U.S. federal income, estate and gift and other tax consequences to you resulting from your purchase, ownership or disposition of the new notes, as well as the consequences to you arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Effect of certain additional payments

In certain circumstances (for example, see “The Offering—Change of Control”), we may make payments on the new notes that are in excess of stated interest or principal on the new notes. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments” (the “CPDI Regulations”). One or more contingencies will not cause the new notes to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies are “remote” or “incidental” or certain other exceptions apply. We intend to take the position that the potential for additional payments on the new notes should not cause the new notes to be treated as contingent payment debt instruments under the CPDI Regulations. Our determination is binding on a holder unless such a holder discloses its contrary position in the manner required by applicable Treasury Regulations. However, the IRS may take a different position, which could require a holder to accrue income on its new notes in excess of stated interest and to treat any income realized on the taxable disposition of a new note as ordinary income rather than capital gain, and could result in other adverse consequences. The remainder of this discussion assumes that the new notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the new notes.

Qualified reopening

We intend to treat the new notes as issued pursuant to a “qualified reopening” of the initial notes. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the new notes will have the same issue date and the same issue price as the initial notes for U.S. federal income tax purposes. Because the initial notes were not issued with “original issue discount” for U.S. federal income tax purposes, the new notes should not have original issue discount. The remainder of this discussion assumes the correctness of the treatment described in this paragraph.

Tax consequences to U.S. holders

As used in this discussion, the term “U.S. holder” means a beneficial owner of the new notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	an entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it was in existence before August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

Payments of Stated Interest

Stated interest (other than pre-issuance accrued stated interest, as discussed below) paid on the new notes will generally be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Pre-issuance Accrued Stated Interest

A portion of the price paid for a new note will be allocable to stated interest that “accrued” prior to the date the new note is issued (pre-issuance accrued stated interest). We intend to take the position that a portion of the stated interest received, in an amount equal to the pre-issuance accrued stated interest, on the first interest payment date of a new note should be treated as a return of the pre-issuance accrued stated interest and not as a payment of stated interest on the new note. Amounts treated as a return of pre-issuance accrued stated interest should not be taxable when received but should reduce a U.S. holder’s adjusted tax basis in a new note by a corresponding amount.

Amortizable Bond Premium

If the price for a new note in this offering (excluding any amounts that are treated as pre-issuance accrued stated interest as described above) exceeds the sum of all amounts payable on the new note after the purchase date other than qualified stated interest, a U.S. holder will be considered to have purchased the new note with amortizable bond premium equal to that excess. A U.S. holder generally may elect to amortize any premium using a constant yield method over the remaining term of the new note and may offset interest income otherwise required to be included in respect of the new note during any taxable year by the amortized amount of such excess for the taxable year. However, because we may call the new notes under certain circumstances at a price in excess of their stated principal amount, such amortization may be reduced or eliminated. U.S. holders should consult their own tax advisors regarding the availability of the deduction for amortizable bond premium.

The election to amortize premium on a constant yield method will also apply to all debt obligations (other than debt obligations the interest on which is excludable from gross income) a U.S. holder holds at the beginning of or acquires in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss that the U.S. holder would otherwise recognize on the sale, exchange, redemption or other disposition of the new note.

Sale or other taxable disposition of the new notes

Upon the sale or other taxable disposition of a new note (including a retirement or a redemption), a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition and the holder’s adjusted tax basis in the new note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid stated interest (other than pre-issuance accrued stated interest), which is treated as ordinary income to the extent not previously included in income. A U.S. holder’s adjusted tax basis in a new note will generally be the holder’s cost for the new note, decreased by (i) amortizable bond premium, if any, such holder has previously amortized and (ii) any pre-issuance accrued stated interest previously received.

Gain or loss realized on the sale or other taxable disposition of a new note will generally be capital gain or loss and will be long term capital gain or loss if at the time of such disposition the new note has been held for more than one year. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with interest payments on the new notes and the proceeds from a sale or other taxable disposition (including a retirement or redemption) of the new notes, unless the U.S. holder is an exempt recipient such as a corporation. A U.S. holder will be subject to backup withholding (currently at a rate of 28% and scheduled to increase to 31% in 2013) on these amounts if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and the amount of any backup withholding will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to non-U.S. holders

As used herein, the term “non-U.S. holder” means a beneficial owner of the new notes that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;
•	a foreign corporation; or
•	a foreign estate or trust.

Payments of interest

Subject to the discussion of backup withholding below, payments of interest on the new notes to a non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax under the “portfolio interest rule,” provided that:

(1)	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	the non-U.S. holder is not a controlled foreign corporation that is related to us, actually or by attribution;

(3)	the non-U.S. holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(4)	such payments are not “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States; and

(5)	either:

(a)	the non-U.S. holder certifies under penalties of perjury on IRS Form W-8 BEN or a suitable substitute form that it is not a “U.S. person” as defined in the Code, and provides its name and address, and taxpayer identification number, if any; or

(b)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the new notes certifies under penalties of perjury that such statement has been received from the non-U.S. holder and furnishes a copy thereof.

Interest that does not qualify for the portfolio interest exception and that is not effectively connected income will generally be subject to withholding tax at a rate of 30% unless a non-U.S. holder is entitled to a reduced rate of withholding tax or an exemption from withholding tax under an applicable income tax treaty and provides a properly executed IRS Form W-8BEN prior to the payment of interest, certifying its entitlement to such reduction or exemption.

If the interest accrued on a new note is “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States, a non-U.S. holder can obtain an exemption from U.S. withholding tax by providing a properly executed IRS Form W-8ECI (or any substitute form thereof) or, in certain cases, an IRS Form W-8BEN (or any substitute form thereof), prior to the payment of interest. Payments of interest on a new note exempt from the withholding tax as effectively connected income nevertheless may be subject to net income tax in generally the same manner as a U.S. holder unless otherwise provided by an applicable income tax treaty. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale or other taxable disposition of the new notes

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax, except as described below under “Backup withholding and information reporting,” with respect to gain realized on a sale or other taxable disposition of a new note (including a retirement or redemption) unless (1) in the case of an individual, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such recognized gain (net of certain U.S. source losses) would be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate) or (2) such gain is “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States, as discussed above. Effectively connected gain will generally be subject to net income tax as if the non-U.S. holder were a U.S. holder unless otherwise provided by an applicable income tax treaty. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Backup withholding and information reporting

We must report annually to the IRS and to each non-U.S. holder the amount of interest paid to that holder and the tax, if any, withheld from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting those payments and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Backup withholding and additional information reporting will generally not apply to payments of interest on the new notes made by us or our paying agent to a non-U.S. holder if the certification described in clause (5) under “Payments of interest” above is received.

Backup withholding and information reporting generally will not apply to payments of proceeds from the sale or other taxable disposition (including a retirement or redemption) of a new note made to a non-U.S. holder by or through the foreign office of a broker. However, information reporting requirements will apply if such broker is, for U.S. federal income tax purposes, a U.S. person or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the holder is a non-U.S. person and certain other conditions are met, or the holder otherwise establishes an exemption. Payments of proceeds from the sale or other taxable disposition of a new note made to a non-U.S. holder by or through the United States office of a broker are subject to information reporting and backup withholding at the applicable rate unless the holder certifies, under penalty of perjury, that it is a non-U.S. person and that it satisfies certain other conditions, or otherwise establishes an exemption. Backup withholding is not an additional tax and a non-U.S. holder may obtain a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. holders should consult their own tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

New Legislation

Legislation regarding foreign account tax compliance imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. IRS guidance issued in July 2011 indicates that regulations will be issued that will provide that such withholding will only apply to payments of interest made on or after January 1, 2014, and to other “withholdable payments” (including payments of gross proceeds from a sale or other disposition of certain debt instruments) made on or after January 1, 2015. Moreover, this withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. Investors should consult with their own tax advisors regarding the possible implications of this foreign account tax compliance legislation on their investment in the new notes.

Each potential investor should consult its own tax advisors as to its particular tax consequences with respect to the purchase, ownership and disposition of the new notes including the applicability and effect of other federal or state, local and foreign tax laws, and the possible effects of changes in tax laws.

Underwriting

Subject to the terms and conditions in the underwriting agreement among us, the guarantors and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriters	Principal Amount

J.P. Morgan Securities LLC	$
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
SunTrust Robinson Humphrey, Inc.

Total		$100,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to         % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to         % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us

Per note	%

In the underwriting agreement, we have agreed that:

•

We will not offer or sell any of our debt securities that are substantially similar to the notes (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior consent of J.P. Morgan Securities LLC.

•

We will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are new issues of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Prospectus Supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is qualified as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Issuer or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospective Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantors; and each underwriter has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has represented, warranted and agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Each underwriter has acknowledged that this prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased in reliance of an exemption under Sections 274 or 275 of the SFA, the notes shall not be sold within the period or six months from the date of the initial acquisition of the notes, except to any of the following persons:

(i)	an institutional investor (as defined Section 4A of the SFA);

(ii)	a relevant person (as defined in Section 275(2) of the SFA); or

(iii)	any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor (under Section 274 of the SFA), or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions specified in Section 275 of the SFA;

(2)	(in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of a trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(3)	where no consideration is or will be given for the transfer;

(4)	where the transfer is by operation of law; or

(5)	as specified in Section 267(7) of the SFA.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan, or Financial Instruments and Exchange Act, and, accordingly, each underwriter has represented, warranted and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any notes in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the Financial Instruments and Exchange Act and other relevant laws and regulations of Japan.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any of the underwriters engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. SunTrust Bank, is acting as Administrative Agent, JPMorgan Chase Bank, N.A., is acting as Syndication Agent, Barclays Bank PLC, Goldman Sachs Bank USA and Bank of America, N.A., are acting as Co-Documentation Agents under the Senior Credit Agreement, and SunTrust Robinson Humphrey, Inc., J.P. Morgan Securities LLC, Barclays Capital, Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their affiliates are acting as Joint Lead Arrangers, Joint Bookrunners and lenders under the Senior Credit Agreement. In addition, Goldman, Sachs & Co. is acting as financial advisor to the Company in connection with the Company’s proposed acquisition of PharMerica and as dealer manager of the Company’s tender offer for PharMerica’s outstanding common stock. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. Certain underwriters or their affiliates may hold positions in the 6.875% Senior Subordinated Notes due 2015, a portion of which will be redeemed with the proceeds of this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company.

Legal matters

Legal matters with respect to the validity of the notes being offered hereby will be passed on for us by Dewey & LeBoeuf LLP, New York, New York. The underwriters have been represented by Cahill Gordon  & Reindel LLP, New York, New York.

Experts

The financial statements and financial statement schedule incorporated in this Prospectus by reference to Omnicare, Inc.’s Current Report on Form 8-K dated July 29, 2011 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Omnicare, Inc. for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Available information

We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http:/ www.omnicare.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the addresses and Internet sites listed above.

Incorporation of certain documents by reference

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Omnicare, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed February 24, 2011 (other than the “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements therein, which have been superseded by the “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements in the Current Report on Form 8-K filed on July 29, 2011;

(b)	Omnicare, Inc.’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, filed April 28, 2011 and June 30, 2011, filed July 26, 2011; and

(c)	Omnicare, Inc.’s Current Reports on Form 8-K filed February 22, 2011, March 31, 2011, May 26, 2011, May 27, 2011, June 3, 2011, July 29, 2011, August 3, 2011, August 23, 2011 and August 25, 2011.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Documents Incorporated by Reference into this Prospectus.” Any further filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the notes made hereby also will be incorporated by reference in this prospectus supplement (other than information in such documents that is deemed not to be filed).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Omnicare, Inc., 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, Attention: Secretary; telephone number (859) 392-3300. The information relating to us contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus and the information included in the applicable prospectus supplement.

Descriptions in this prospectus supplement or in any document incorporated by reference herein or therein of contracts or other documents are not necessarily complete, and in each instance, reference is made to the copies of these contracts or other documents filed as exhibits to, or incorporated by reference in, the prospectus supplement.

OMNICARE, INC.

Debt Securities

Guarantees of Debt Securities

Common Stock

Preferred Stock

Warrants

We may offer from time to time

•	debt securities, which may be senior or subordinated and which may be convertible into shares of our common stock or other debt securities,

•	guarantees, if any, of our obligations under any debt securities, which may be given by one or more of our subsidiaries,

•	shares of our common stock, par value $1.00 per share,

•	shares of our preferred stock, no par value, or

•	warrants to purchase any of the other securities that may be sold under this prospectus.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “OCR.”

The mailing address of our principal executive office is 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky 41011. Our telephone number is (859) 392-3300.

Investing in these securities involves risks. You should carefully review the information under the heading “Risk Factors” on page 2 regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

The date of this prospectus is May 10, 2010.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act utilizing a “shelf” registration process. Under this shelf process, we may sell, at any time and from time to time, the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated by reference in this prospectus is correct as of any time subsequent to its date.

Unless otherwise stated or the context requires otherwise, references to “Omnicare,” “we,” “us”, “our” and the “Company” refer to Omnicare, Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this report contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated.

The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare, pharmaceutical and contract research industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; the demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies, including changes in calculation of average wholesale price; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill and identifiable intangible assets; the final outcome of divestiture activities; market conditions; the outcome of audit, compliance, administrative, regulatory, or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with our Corporate Integrity Agreements. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” below.

These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

OUR COMPANY

Omnicare was formed in 1981. Today, Omnicare is a leading pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy and ancillary services to long-term healthcare institutions. Our clients include primarily skilled nursing facilities (“SNFs”), assisted living facilities (“ALFs”), retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. Omnicare is also a provider of specialty pharmaceutical products and support services. Omnicare provides its pharmacy services to long-term care facilities as well as chronic care and other settings which comprised approximately 1,370,000 beds, including approximately 74,000 patients served by the patient assistance programs of its specialty pharmacy services business as of March 31, 2010. The comparable number at March 31, 2009 was approximately 1,382,000 (including 56,000 patients served by the patient assistance programs of the specialty pharmacy services business). We provide our pharmacy services in 47 states in the United States (“U.S.”), the District of Columbia and in Canada at March 31, 2010. As well, Omnicare provides operational software and support systems to long-term care pharmacy providers across the United States. Omnicare’s contract research organization provides comprehensive product development and research services for the pharmaceutical, biotechnology, nutraceutical, medical devices and diagnostic industries in 32 countries worldwide as of March 31, 2010.

In mid-2009, the Company commenced activities to divest certain home healthcare and related ancillary businesses (“the disposal group”) that are non-strategic in nature. The disposal group, historically part of Omnicare’s Pharmacy Services segment, primarily represents ancillary businesses which accompanied other more strategic assets obtained by Omnicare in connection with the Company’s institutional pharmacy acquisition program. The results from continuing operations for all periods presented have been revised to reflect the results of the disposal group as discontinued operations, including certain expenses of the Company related to the divestiture.

We operate in two business segments. The Company’s primary line of business, Pharmacy Services, provides distribution of pharmaceuticals, related pharmacy consulting and other ancillary services, data management services and medical supplies to SNFs, ALFs, retirement centers, independent living communities, hospitals, hospice, and other healthcare settings and service providers. Pharmacy Services purchases, repackages and dispenses pharmaceuticals, both prescription and non-prescription, and provides computerized medical record-keeping and third-party billing for residents in these facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the drug distribution system within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, our Pharmacy Services segment provides a variety of other products and services, including intravenous medications and nutrition products (infusion therapy services), respiratory therapy services, medical supplies and equipment, clinical care planning and financial software information systems, electronic medical records systems, pharmaceutical informatics services, pharmacy benefit management services, retail and mail-order pharmacy services, pharmaceutical care management for hospice agencies and product support and distribution services for specialty pharmaceutical manufacturers. We also provide pharmaceutical case management services for retirees, employees and dependents who have drug benefits under corporate-sponsored healthcare programs. Since 1989, we have been involved in a program to acquire providers of pharmaceutical products and related pharmacy management services and medical supplies to long-term care facilities and their residents. The Pharmacy Services segment comprised approximately 97% of the Company’s total net sales during each of the three years ended December 31, 2009, 2008 and 2007.

Our other business segment is contract research organization services (“CRO Services”). CRO Services is a leading international provider of comprehensive product development and research services to client companies in the pharmaceutical, biotechnology, nutraceutical, medical devices and diagnostics industries. Our CRO Services segment provides support for the design of regulatory strategy and clinical development of pharmaceuticals by offering individual, multiple, or comprehensive and fully integrated services including clinical, quality assurance, data management, medical writing and regulatory support for our client’s drug development programs. The CRO Services segment comprised approximately 3% of the Company’s total net sales during each of the three years ended December 31, 2009, 2008 and 2007.

Corporate Information

Our principal executive office is 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky 41011, and our telephone number is (859) 392-3300. Our corporate website address is www.omnicare.com. Information contained on our website is not part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges.

	Year Ended December 31,					Three Months Ended March 31, 2010
	2005	2006	2007	2008	2009
Ratio of Earnings to Fixed Charges(1)(2)	2.9x	2.4x	1.8x	2.2x	2.9x	3.1x

(1)	Our ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative by management of the interest portion) of rent expense.
(2)	Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, repayment or reduction of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

We may issue debt securities either separately or together with, or upon the conversion of or in exchange for, other securities. The debt securities will be our subordinated obligations, which we refer to as “subordinated debt securities.” The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture.

The applicable prospectus supplement and the form of indenture relating to any particular debt securities offered will describe the specific terms of that series. When evaluating the debt securities, you also should refer to all provisions of the indenture and the debt securities. The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. When we refer to “Omnicare,” “we,” “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Omnicare, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

This section summarizes selected terms of the debt securities that we may offer. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

We can issue an unlimited amount of debt securities under the indentures. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title and series designation of the series of debt securities and whether the debt securities of the series will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued;

•	whether the debt securities will be guaranteed and the terms of any such guarantees;

•	the date or dates on which the principal amount and premium, if any, are payable;

•

the interest rate or rates or the method for calculating the interest rate, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, the date or dates from which interest will accrue and the interest payment date on which interest will be payable, subject to our right, if any, to defer or extend an interest payment date and the duration of that deferral or extension;

•	the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

•	the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

•	our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•	any mandatory or optional sinking fund or analogous provisions;

•	if the debt securities of the series will be secured, any provisions relating to the security provided;

•

whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

•	whether any portion of the principal amount of the debt securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•

provisions relating to the modification, supplement or waiver of any provisions of the indenture relating to the debt securities of the series both with and without the consent of holders of the debt securities of such series;

•

whether the debt securities of the series, in whole or any specified part, will be defeasible pursuant to the indenture and the manner in which any election by us to defease the debt securities of the series will be evidenced;

•	the events of default pertaining to the debt securities of the series;

•	covenants pertaining to the debt securities of the series;

•	if other than U.S. dollars, the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series;

•	whether the debt securities of the series may be satisfied and discharged and, if so, the terms and conditions for such satisfaction and discharge;

•

any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•

whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the indenture;

•

whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

•

whether the debt securities of the series are to be issued in registered or bearer form, the terms and conditions relating the applicable form, including, but not limited to, tax compliance, registration and transfer procedures and, if in registered form, the denominations in which we will issue the registered securities if other than $1,000 or a multiple thereof and, if in bearer form, the denominations in which we will issue the bearer securities;

•	any special United States federal income tax considerations applicable to the debt securities of the series;

•	any addition to or change in the covenants set forth in the indenture which apply to the debt securities of the series; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the indenture.

The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series. In addition, the prospectus supplement relating to a series of subordinated debt securities will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Subordination Provisions Relating to Subordinated Debt

Debt securities may be subject to contractual subordination provisions contained in the subordinated debt securities indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of “senior indebtedness” is paid in full or during certain periods when a payment or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

If the trustee under the subordinated debt indenture or any holder of the series of subordinated debt securities receives any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Conversion and Exchange Rights

The debt securities of a series may be convertible into or exchangeable for any of our other securities, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion or exchange price and any adjustments thereto, the conversion or exchange period, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

The Trustees under the Indentures

A trustee in its individual or any other capacity may become the owner or pledgee of debt securities and may otherwise deal with us or any of our affiliates with the same rights it would have if it were not a trustee. If, however, any trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, a trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in the conduct of its own affairs. Subject to such provisions, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such series to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor depositary for such series or a nominee of such successor depositary. The specific terms of the depository arrangement will be described in the applicable prospectus supplement.

Subsidiary Guarantees

Debt securities may be guaranteed by certain of our domestic subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Applicable Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, no par value per share.

Common Stock

This section summarizes the general terms of our common stock that we may offer. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and the market price, dividend information and any other relevant information. The summaries in this section and the prospectus supplement do not describe every aspect of the common stock. When evaluating the common stock, you should also refer to all of the provisions of our charter, our by-laws and the Delaware General Corporation Law (the “DGCL”). Our charter and by-laws are incorporated by reference in the registration statement.

Terms of the Common Stock

As of March 31, 2010, 120,198,769 shares of our common stock were outstanding. Our common stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of our common stock have one vote on any matter submitted to the vote of stockholders. Our common stock does not have cumulative voting rights. Upon our liquidation, the holders of our common stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of our common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of our common stock are fully paid and nonassessable.

Provisions with Possible Anti-takeover Effects

Certain provisions of our charter, by-laws and the DGCL may delay or prevent any transaction involving us that might result in a change of control.

Fair Price Provision.

With certain exceptions, in the event a person, corporation or other entity owns 10% or more of our stock entitled to vote, a majority of the outstanding shares of our capital stock not so owned is required to authorize (i) any merger or consolidation of us with or into such corporation, (ii) any sale, lease, exchange or other disposition of all or a substantial part of our assets to or with such person, corporation or other entity or (iii) issuances and transfers of our securities to such person, corporation or other entity for assets and/or securities with a value of at least $5 million or for cash.

Board of Directors.

Our board of directors, when evaluating any offer of another party to make a tender or exchange offer for our equity securities, merge or consolidate with us, purchase or otherwise acquire all or substantially all of our assets, shall, in connection with the exercise of its judgment in determining what is in the best interests of us and our stockholders, give due consideration to all relevant factors, including the social and economic effects on our employees, customers, suppliers and other constituents and on the communities in which we operate or are located.

Our charter also provides that directors may be removed without cause only by the holders of two-thirds of the shares of our capital stock then entitled to vote on the election of directors.

Amendments to the Charter.

The sections of our charter relating to the fair price and director removal provisions described above, as well as those relating to elimination of director liability, indemnification of directors and the ability of our board of directors to amend the by-laws, may only be repealed or amended with the approval of the holders of two-thirds of the outstanding shares of each class of our capital stock entitled to vote thereon as a class.

Business Combinations.

We are subject to Section 203 of the DGCL which restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3 % of the outstanding voting stock not owned by the interested stockholder.

Future Issuances of Preferred Stock.

We are not required to seek stockholder approval prior to designating any future series of preferred stock. Our board of directors could issue preferred stock in one or more transactions with terms which might make the acquisition of control of our company more difficult or costly.

Transfer Agent

The transfer agent for our common stock is BNY Mellon Shareowner Services, Jersey City, New Jersey.

Preferred Stock

This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the preferred stock, you also should refer to all of the provisions of our charter, the applicable certificate of designation for the offered series of preferred stock and the DGCL. The applicable certificate of designation will be filed as an exhibit to or incorporated by reference in the registration statement.

General

Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the DGCL. 20,000 shares of our authorized preferred stock have been designated as Series A Junior Participating Preferred Stock, a series that was created by resolution of our board of directors on May 17, 1999 in connection with our adoption of a shareholder rights plan, which expired according to its terms on June 2, 2009.

Our board of directors is authorized to determine the terms for each series of preferred stock, and the prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the designation of the shares and the number of shares that constitute the series;

•	the purchase price of the preferred stock;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•

the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding up;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	whether the shares of the series of preferred stock will be listed on a securities exchange;

•	any special United States federal income tax considerations applicable to the series; and

•	the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Dividends

Holders of shares of preferred stock will be entitled to receive, when and as declared by our board of directors, dividends payable at the dates and at the rates, if any, per share per annum as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each series of preferred stock will rank junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to that preferred stock. If we should fail at any time to pay accrued dividends on any senior shares at the time the dividends are payable, we may not pay any dividend on the junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until the accumulated but unpaid dividends on the senior shares have been paid or set aside for payment in full by us.

Unless otherwise set forth in the applicable prospectus supplement, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation) may be declared or paid or set aside for payment, nor may any other distribution be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends, nor may any common stock or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any of that stock) by us (except by conversion into or exchange for other capital stock of ours ranking junior to the preferred stock of that series as to dividends) unless (i) if that series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period. However, any monies deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund may be applied to the purchase or redemption of that preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of the application full dividends, including cumulative dividends, upon shares of the preferred stock outstanding on the last dividend payment date have been paid or declared and set apart for payment. In addition, any junior or parity preferred stock or common stock may be converted into or exchanged for our stock ranking junior to the preferred stock as to dividends.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise set forth in the applicable prospectus supplement. Accrued but unpaid dividends will not bear interest, unless otherwise set forth in the applicable prospectus supplement.

Convertibility

No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Rights

Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series of preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to that series of preferred stock as to rights upon liquidation, dissolution or winding up and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for that series of preferred stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any shares of our capital stock ranking senior to that series of the preferred stock as to the rights upon liquidation, dissolution or winding up will have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon our liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock, and any other preferred stock ranking as to any distribution on a parity with the preferred stock are not paid in full, then the holders of the preferred stock and the other parity preferred stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets. Neither a consolidation nor merger of us with another corporation nor a sale of securities will be considered a liquidation, dissolution or winding up of us.

Voting Rights

The holders of each series or class of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our board of directors may, upon issuance of a series or class of preferred stock, grant voting rights to the holders of that series or class to elect additional board members if we fail to pay dividends in a timely fashion.

Without the affirmative vote of a majority of the shares of any class of preferred stock then outstanding, we may not:

•	increase or decrease the aggregate number of authorized shares of that class;

•	increase or decrease the par value of the shares of that class; or

•	alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If the amendment would adversely alter or change the powers, preferences or special rights of one or more series of a class of preferred stock, but not the entire class, then only the shares of the affected series will have the right to vote on the amendment.

Miscellaneous

The holders of our preferred stock will have no preemptive rights. All shares of preferred stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our charter or the applicable certificate of designation or as otherwise required by law.

Outstanding Preferred Stock

As of April 30, 2010, there were no shares of preferred stock outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

This section summarizes the general terms of the warrants that we may offer. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to a particular series of warrants will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. If any particular terms of a series of warrants described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the warrants, you also should refer to all the provisions of the applicable warrant agreement, the certificates representing the warrants and the specific descriptions in the applicable prospectus supplement. The applicable warrant agreement and warrant certificates will be filed as exhibits to or incorporated by reference in the registration statement.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•

the principal amount of, or the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise thereof and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price of the warrants, if any;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	a discussion of any special United States federal income tax considerations applicable to the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of the warrants, if any;

•	antidilution provisions of the warrants, if any; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase that principal amount of or number of securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. Eastern Standard Time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. Eastern Standard Time on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities under this prospectus from time to time. We may sell the securities to one or more underwriters for public offering and sale by them; or we may sell the securities to investors through agents or dealers; or we may use a combination of these methods. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors in those jurisdictions where we are authorized to do so.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Any underwriter, dealer or agent that will participate in the distribution of securities will be identified in the prospectus supplement or other offering materials.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

If so indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by institutions to purchase the securities from us or it at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us.

The securities also may be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

The securities may or may not be listed on a national securities exchange or a foreign securities exchange. Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

One or more of the underwriters, dealers or agents, and/or one or more of their respective affiliates, may be a lender under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

LEGAL MATTERS

Legal matters with respect to the validity of the securities being offered hereby will be passed upon for us by Dewey & LeBoeuf LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.omnicare.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the addresses and Internet sites listed above.

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Omnicare, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed February 25, 2010;

(b)	Omnicare, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed May 6, 2010; and

(c)	Omnicare, Inc.’s description of its common stock contained in the Registration Statement filed on Form 8-A pursuant to Section 12(b) of the Securities Exchange Act of 1934 including any amendment or report updating such description.

We also are incorporating by reference all future documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities made hereby (other than information in such documents that is deemed not to be filed).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Omnicare, Inc., 1600 RiverCenter II, 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, Attention: Secretary; telephone number (859) 392-3300. The information relating to us contained in this prospectus does not purport to be complete and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus and the information included in the applicable prospectus supplement.